UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )
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NOTICE OF 2011
ANNUAL MEETING AND

PROXY STATEMENT

FOR MARCH 15, 2011

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The Toro Company
8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196
Telephone 952-888-8801

Michael J. Hoffman
Chairman and CEO

February 1, 2011

Dear Fellow Shareholders:

I am pleased to invite you to join us for The Toro Company 2011 Annual Meeting of Shareholders to be held on Tuesday, March 15, 2011, at 1:30 p.m., Central Daylight Time, at our corporate offices. Details about the annual meeting, nominees for election to the Board of Directors and other matters to be acted on at the annual meeting are presented in the Notice of Annual Meeting and proxy statement that follow.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received an electronic or paper copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement.

On behalf of your Toro Board of Directors and Management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Michael J. Hoffman

Your vote is important. Please exercise your right to vote as soon as possible by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received an electronic or paper copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement. By doing so, you may save us the expense of additional solicitation.

You also can help us make a difference by eliminating paper proxy mailings. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or by Internet at www.proxyvote.com. Your consent to receive shareholder materials electronically will remain in effect until canceled.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Toro Company 2011 Annual Meeting of Shareholders will be held on Tuesday, March 15, 2011, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, for the following purposes:

1.	To elect as directors the four (4) nominees named in the attached proxy statement, each to serve for a term of three years ending at the 2014 Annual Meeting of Shareholders;

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of an executive compensation advisory vote; and

5.	To transact any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

We currently are not aware of any other business to be brought before the annual meeting. Shareholders of record at the close of business on January 21, 2011, the record date, will be entitled to vote at the annual meeting or at any adjournment or postponement of the annual meeting.

A shareholder list will be available at our corporate offices beginning March 4, 2011, during normal business hours for examination by any shareholder registered on our stock ledger as of the record date for any purpose germane to the annual meeting.

Since a majority of the outstanding shares of our common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received an electronic or paper copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement.

February 1, 2011

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY P. DORDELL
Vice President, Secretary and
General Counsel

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THE TORO COMPANY
8111 Lyndale Avenue South
Bloomington, Minnesota 55420-1196

PROXY STATEMENT
2011 ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, MARCH 15, 2011
1:30 p.m. Central Daylight Time

The Toro Company Board of Directors is using this proxy statement to solicit your proxy for use at The Toro Company 2011 Annual Meeting of Shareholders to be held at 1:30 p.m., Central Daylight Time, on Tuesday, March 15, 2011. We intend to mail Notices Regarding the Availability of Proxy Materials for the annual meeting and make proxy materials available to shareholders (or for certain shareholders and for those who request, a paper copy of this proxy statement and the form of proxy) on or about February 1, 2011. Please note that references in this proxy statement to “Toro,” the “Company,” “we,” “us,” “our” and similar terms refer to The Toro Company.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on Tuesday, March 15, 2011.

This proxy statement and our 2010 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, are available at www.thetorocompany.com/proxy.

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our shareholders of record and beneficial owners (excluding those beneficial owners who hold shares of our common stock in The Toro Company Investment, Savings and Employee Stock Ownership Plan, or IS&ESOP, The Toro Company Profit Sharing Plan for Plymouth Union Employees, The Toro Company Deferred Compensation Plan for Officers, The Toro Company Deferred Compensation Plan for Non-Employee Directors and those record and beneficial owners who previously have requested that they receive electronic or paper copies of our proxy materials). All shareholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding the Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Date, Time and Place of the Meeting

The annual meeting will be held on Tuesday, March 15, 2011, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196.

Purposes of the Meeting

The purposes of the annual meeting are to vote on the following items:

1.	To elect as directors the four (4) nominees named in this proxy statement, each to serve for a term of three years ending at the 2014 Annual Meeting of Shareholders;

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of an executive compensation advisory vote; and

5.	To transact any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Who Can Vote

Shareholders of record at the close of business on January 21, 2011, the record date, will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. As of January 21, 2011, there were 31,772,820 outstanding shares of our common stock. Each share of our common stock is entitled to one vote on each matter to be voted on at the annual meeting. Shares of our common stock that are held by us in our treasury are not counted as outstanding shares and will not be voted.

Dividend Reinvestment Plan Shares.  If you are a participant in our Dividend Reinvestment Plan, the number of shares shown on your proxy card includes shares you hold in that plan.

Employee Benefit Plan Shares.  If you are a participant in a Toro employee benefit plan that allows participant-directed voting of our common stock held in that plan, the number of shares shown on your proxy card includes shares you hold in that plan, as well as shares you own of record, if any. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plans.

How You Can Vote

Your vote is important. If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the Internet site www.proxyvote.com and following the instructions for Internet voting shown on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials.

•	Vote by Telephone, by dialing 800-690-6903 and following the instructions for telephone voting shown on your proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or by telephone.

If you return your signed proxy card or use Internet or telephone voting before the annual meeting, the named proxies will vote your shares as you direct. For Proposal One—Election of Directors, you may:

•	Vote FOR all four nominees;

•	WITHHOLD your vote from all four nominees; or

•	WITHHOLD your vote from one or more nominees you designate.

For Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm and Proposal Three—Executive Compensation Advisory Vote, you may:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

For Proposal Four—Advisory Vote on the Frequency of Executive Compensation Advisory Vote, you may vote for a frequency of every three years, every two years or every year, or you may abstain from voting on the proposal.

If you send in your proxy card or use Internet or telephone voting but you do not specify how you want to vote your shares, the proxies will vote your shares FOR all four nominees for election to the Board of Directors in Proposal One—Election of Directors, FOR Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm, FOR Proposal Three—Executive Compensation Advisory Vote, and for a frequency of every THREE YEARS on Proposal Four—Advisory Vote on the Frequency of Executive Compensation Advisory Vote.

How Does the Board Recommend that You Vote

The Board of Directors unanimously recommends that you vote:

•	FOR all four nominees for election to the Board of Directors in Proposal One—Election of Directors;

•	FOR Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm;

•	FOR Proposal Three—Executive Compensation Advisory Vote; and

•	For a frequency of every THREE YEARS on Proposal Four—Advisory Vote on the Frequency of Executive Compensation Advisory Vote.

How You May Revoke or Change Your Vote

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card;

•	Sending written notice of revocation to our Vice President, Secretary and General Counsel; or

•	Attending the annual meeting and voting by ballot.

If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions your broker, bank or other nominee provides.

Quorum Requirement

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. Your shares will be counted toward the quorum if you submit a proxy or vote at the annual meeting. Shares represented by proxies marked “Abstain” and “broker non-votes” are also counted in determining whether a quorum is present for the transaction of business at the annual meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal. If there is not a quorum, a majority of the shares present at the annual meeting may adjourn the annual meeting to a later date as discussed under “Discretionary Voting and Adjournments” on page 5.

Vote Required

Proposal One—Election of Directors will be decided by the affirmative vote of a plurality of shares of our common stock as of the record date present in person or represented by proxy at the annual meeting. A “plurality” for Proposal One means the individuals who receive the greatest number of votes cast “For” are elected as directors. However, under our Amended and Restated Bylaws, if a majority of the votes of the shares present in person or represented by proxy at the annual meeting are designated to be “Withheld” from or are voted “Against” a nominee for director in an uncontested election, that director must tender his or her resignation for consideration by the Nominating & Governance Committee. The Nominating & Governance Committee then must evaluate the best interests of the Company and its shareholders and recommend the action to be taken by the Board with respect to such tendered resignation.

Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the annual meeting.

Proposal Three—Executive Compensation Advisory Vote will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the annual meeting. This is a non-binding advisory vote; however, our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Proposal Four— Advisory Vote on the Frequency of Executive Compensation Advisory Vote will be decided by the affirmative vote of a plurality of shares of our common stock as of the record date present in person or represented by proxy at the annual meeting. A “plurality” for Proposal Four means the choice of frequency that receives the greatest number of votes cast will be considered the preference of our shareholders. This is a non-binding advisory vote; however, our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering the frequency of future executive compensation advisory votes.

Under the New York Stock Exchange, or NYSE, rules, if your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal One—Election of Directors, Proposal Three—Executive Compensation Advisory Vote and Proposal Four—Advisory Vote on the Frequency of Executive Compensation Advisory Vote are not “routine” matters. Accordingly, if you do not direct your broker how to vote, your broker may not exercise discretionary voting authority and may not vote your shares. This is called a “broker non-vote” and although your shares will be considered to be represented by proxy at the annual meeting, as previously discussed above under “Quorum Requirements,” they are not considered to be shares “entitled to vote” at the annual meeting and will not be counted as having been voted on the applicable proposal. Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm is a“routine” matter and, as such, your broker is permitted to exercise discretionary voting authority to vote your shares “For” or “Against” the proposal in the absence of your instruction. Proxies marked “Withheld” on Proposal One—Election of Directors or “Abstain” on Proposal Two—Ratification of Section of Independent Registered Public Accounting Firm or Proposal Three—Executive Compensation Advisory Vote proposal will be counted in determining the total number of shares “entitled to vote” on such proposal and will have the effect of a vote “Against” a director or a proposal. If you “Abstain” from voting on Proposal Four—Advisory Vote on the Frequency of Executive Compensation Advisory Vote, the abstention will not have an effect on the outcome of the vote.

Who Will Count the Votes

Broadridge Financial Solutions, Inc. has been engaged to tabulate shareholder votes and act as our independent inspector of elections for the annual meeting.

Discretionary Voting and Adjournments

We currently are not aware of any business to be acted upon at the annual meeting other than that described in this proxy statement. If, however, other matters properly are brought before the annual meeting, or any adjournment or postponement of the annual meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment, including to adjourn the annual meeting.

Adjournment of the annual meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the annual meeting, whether or not a quorum exists, without further notice other than by an announcement made at the annual meeting.

Procedures at the 2011 Annual Meeting

The presiding officer at the annual meeting will determine how business at the annual meeting will be conducted. Only nominations and other proposals brought before the annual meeting in accordance with the advance notice and information requirements of our Amended and Restated Bylaws will be considered, and no such nominations or other proposals were received. In order for a shareholder proposal to have been included in our proxy statement for the annual meeting, our Vice President, Secretary and General Counsel must have received such proposal not later than October 5, 2010. Under our Amended and Restated Bylaws, complete and timely written notice of a proposed nominee for election to our Board at the annual meeting or a proposal for any other business to be brought before the annual meeting must have been received by our Vice President, Secretary and General Counsel not later than December 16, 2010, nor earlier than November 16, 2010. Additionally, such notice for any nomination or proposal must have contained the specific information required by our Amended and Restated Bylaws, including, among other things, information about: any proposed nominee and his or her relationships with the shareholder submitting the nomination; any agreements, arrangements or understandings the shareholder may have with any proposed nominee or other parties relating to the nomination or other proposal; and the interests that the shareholder has related to the Company and our shares, including as a result of, among other things, derivative securities, voting arrangements or short positions. This summary information regarding our Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, which can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

STOCK OWNERSHIP

Significant Beneficial Owners

The following table sets forth information known to us as of January 21, 2011, as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

	Name and Address	Amount and Nature		Percent
Title of Class	of Beneficial Owner	of Beneficial Ownership		of Class(1)

Common Stock	Mairs and Power, Inc. 332 Minnesota St. W-1520 First National Bank Building St. Paul, MN 55101	2,440,046	(2)	7.68%
Common Stock	EARNEST Partners, LLC 1180 Peachtree St. NE, Suite 2300 Atlanta, GA 30309	2,293,014	(3)	7.22%
Common Stock	BlackRock, Inc. 40 East 52nd St. New York, NY 10022	2,091,337	(4)	6.58%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,695,933	(5)	5.34%

(1)	Percent of class is based on 31,772,820 shares outstanding as of January 21, 2011.

(2)	Mairs and Power, Inc., an investment adviser, filed a Schedule 13G/A with the SEC on February 8, 2010, reflecting beneficial ownership as of December 31, 2009, of 2,440,046 shares of our common stock, with sole voting power with respect to 2,049,800 shares and sole dispositive power with respect to 2,440,046 shares.

(3)	EARNEST Partners, LLC, an investment advisor, filed a Schedule 13G/A with the SEC on February 9, 2010, reflecting beneficial ownership as of December 31, 2009, of 2,293,014 shares of our common stock, with sole voting power with respect to 913,975 shares, shared voting power with respect to 513,239 shares and sole dispositive power with respect to 2,293,014 shares.

(4)	BlackRock, Inc., a parent holding company, filed a Schedule 13G with the SEC on January 29, 2010, reflecting beneficial ownership as of December 31, 2009, of 2,091,337 shares of our common stock, with sole voting and dispositive power with respect to 2,091,337 shares.

(5)	The Vanguard Group, an investment adviser, filed a Schedule 13G with the SEC on February 8, 2010, reflecting beneficial ownership as of December 31, 2009, of 1,695,933 shares of our common stock, with sole voting power with respect to 22,351 shares, sole dispositive power with respect to 1,673,582 shares and shared dispositive power with respect to 22,351 shares.

Directors and Executive Officers

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 21, 2011, by (i) each of our directors and nominees for director, (ii) our “principal executive officer,” “principal financial officer” and the next three most highly compensated executive officers named in the “Summary Compensation Table” on page 51 (we collectively refer to these persons as our “named executive officers”), and (iii) all directors and executive officers as a group, including our named executive officers.

		Common Stock
		Beneficially Owned
	Amount and Nature of	as a Percent of
	Beneficial Ownership	Common Stock
Name	of Common Stock(1)(2)(3)	Outstanding(4)

Non-Employee Directors:
Robert C. Buhrmaster	46,178	*
Janet K. Cooper	34,980	*
Gary L. Ellis	17,717	*
Jeffrey M. Ettinger	802	*
Katherine J. Harless	28,813	*
Robert H. Nassau	30,850	*
Gregg W. Steinhafel	25,155	*
Inge G. Thulin	10,682	*
Christopher A. Twomey	44,713	*
Named Executive Officers:
Michael J. Hoffman	725,944	2.25%
Stephen P. Wolfe	463,043	1.45%
Timothy P. Dordell	47,147	*
Peter M. Ramstad	44,548	*
William E. Brown, Jr.	100,937	*
All Directors and Executive Officers as a Group (21)	1,911,132	5.84%

*	Less than one percent of the outstanding shares of our common stock

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares: (a) the power to vote or direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. Except as otherwise indicated, the persons in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	“Beneficial ownership” also includes shares that a person has the right to acquire within 60 days of January 21, 2011, and, as such, includes the following shares that may be acquired upon exercise of stock options within 60 days of January 21, 2011, shares allocated to executive officers under the IS&ESOP, and common stock units, matching units and performance share units, collectively referred to as units, credited under The Toro Company Deferred Compensation Plan for Non-Employee Directors and The Toro Company Deferred Compensation Plan for Officers. Directors and executive officers have no voting power with respect to units credited under these deferred compensation plans.

			Units under the
			Deferred	Units under the
			Compensation Plan	Deferred
	Stock		for Non-Employee	Compensation Plan
Name	Options	IS&ESOP	Directors	for Officers

Non-Employee Directors:
Robert C. Buhrmaster	16,931	—	4,131	—
Janet K. Cooper	16,931	—	10,221	—
Gary L. Ellis	9,385	—	0	—
Jeffrey M. Ettinger	0	—	0	—
Katherine J. Harless	16,931	—	0	—
Robert H. Nassau	15,597	—	15,253	—
Gregg W. Steinhafel	16,931	—	1,271	—
Inge G. Thulin	6,107	—	1,456	—
Christopher A. Twomey	16,931	—	2,224	—
Named Executive Officers:
Michael J. Hoffman	443,201	31,509	—	47,596
Stephen P. Wolfe	121,952	28,725	—	249,324
Timothy P. Dordell	42,471	148	—	2,694
Peter M. Ramstad	41,134	158	—	0
William E. Brown, Jr.	52,404	6,898	—	0
All Directors and Executive Officers as a Group (21)	974,584	111,539	34,556	313,819

(3)	Includes shares held in trust for estate planning purposes as follows: 11,882 shares for Ms. Harless, 25,558 shares for Mr. Twomey, 63,042 shares for Mr. Wolfe, 1,765 shares for Mr. Dordell and 101,878 shares for all directors and executive officers as a group. Each of Messrs. Twomey and Wolfe and Ms. Harless has shared voting and investment power with respect to the shares held in trust. Also includes 7,828 shares pledged by Ms. Cooper under the terms of a credit agreement under which there were no amounts outstanding as of January 21, 2011.

(4)	Percentages are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Percentage calculations assume, for each person and the group, that all shares that may be acquired by such person or by the group pursuant to stock options or other rights currently exercisable or that become exercisable within 60 days following January 21, 2011, are outstanding for the purpose of computing the percentage of common stock owned by such person or by the group. However, those unissued shares of our common stock described above are not deemed to be outstanding for the purpose of calculating the percentage of common stock owned by any other person.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and greater than 10% owners of our common stock who did not file on a timely basis reports required by Section 16 of the Exchange Act. Based on review of reports filed by these reporting persons on the SEC’s electronic filing, or EDGAR, system and written representations by our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during our fiscal year ended October 31, 2010, or fiscal 2010.

PROPOSAL ONE—ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Restated Certificate of Incorporation provides that our Board of Directors may be comprised of between eight and twelve directors. Our Board currently is comprised of 10 directors. As provided in our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors of the same or nearly the same number, with each class elected in a different year for a term of three years. Our current directors and their respective current terms are as follows:

Current Term Ending at	Current Term Ending at	Current Term Ending at
2011 Annual Meeting	2012 Annual Meeting	2013 Annual Meeting

Jeffrey M. Ettinger Katherine J. Harless Inge G. Thulin Michael J. Hoffman	Janet K. Cooper Gary L. Ellis Gregg W. Steinhafel	Robert C. Buhrmaster Robert H. Nassau Christopher A. Twomey

Nominees for Director

The Board has nominated each of Jeffrey M. Ettinger, Katherine J. Harless, Inge G. Thulin and Michael J. Hoffman for election to the Board to serve for a three-year term ending at the 2014 Annual Meeting of Shareholders. Each of these nominees is a current member of the Board and has consented to serve if elected. Proxies only can be voted for the number of persons named as nominees in this proxy statement, which is four.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election to the Board of the four nominees for director.

If prior to the annual meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for that nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees and Continuing Directors

The following paragraphs provide information about each nominee for election to the Board at the annual meeting and each other member of the Board, including all positions he or she currently holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. We believe that all of our director nominees and other directors display personal and professional integrity; satisfactory levels of education and/or business experience; business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board and its committees; a fit of skills and personality with those of our other directors that helps build a Board that is effective, collegial and responsive to the needs of the Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our shareholders. The information presented below regarding each nominee or director also sets forth specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director in light of our business and structure.

Nominees for Election to the Board—Current Term Ending at the 2011 Annual Meeting

Jeffrey M. Ettinger, age 52, is the Chairman, President and Chief Executive Officer of Hormel Foods Corporation, Austin, Minnesota (a multinational manufacturer and marketer of consumer-branded food and meat products). Mr. Ettinger has held these positions since November 2006. Previously, he was President and Chief Executive Officer of Hormel Foods from January 2006 to November 2006, and was President and Chief Operating Officer from 2004 to 2006. First elected to the Toro Board in July 2010, he is a member of the Audit Committee and the Compensation & Human Resources Committee. Mr. Ettinger has served as a director of Hormel Foods (NYSE: HRL) since 2004, and currently he serves on the boards of the Grocery Manufacturers of America, the American Meat Institute, the Minnesota Business Partnership, the Austin Medical Center Foundation and The Hormel Foundation.

Throughout his career, Mr. Ettinger has developed and brings to our Board strong business acumen, significant executive leadership attributes and relevant experience of driving growth through innovation and strategic acquisitions. As Chairman, President and Chief Executive Officer of Hormel Foods, a Fortune 500 public company with global operations, Mr. Ettinger provides our Board and Management relevant insight and guidance with respect to numerous issues important to our Company, including in particular to our strategy of driving growth in our businesses through the development of innovative, customer-valued products and expansion of our global presence through targeted acquisitions. Additionally, he contributes knowledge of public company requirements and issues, which are helpful to his service a member of our Audit Committee and Compensation & Human Resources Committee.

Katherine J. Harless, age 59, was President and Chief Executive Officer of Idearc Inc., Dallas/Fort Worth, Texas (publisher of Verizon Yellow Pages and SuperPages.com), from November 2006 until her retirement in February 2008. On March 31, 2009, Idearc and all of its domestic subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Bankruptcy Code. On December 31, 2009, Idearc emerged from the Chapter 11 bankruptcy proceedings and under its plan of reorganization has, among other things, changed its name to SuperMedia Inc. and now trades on the NASDAQ Global Market under the symbol “SPMD.” Ms. Harless also served as President and Chief Executive Officer of Verizon Information Services Inc. from 2000 to November 2006, when it was spun off by Verizon Communications, Inc. to become Idearc, and was a director of Idearc from November 2006 to May 2008. First elected to the Toro Board in 2000, she is a member of the Audit Committee, the Compensation & Human Resources Committee and the Nominating & Governance Committee. Ms. Harless also currently serves on the advisory board of the McCombs School of Business at the University of Texas, Austin.

Ms. Harless brings to our Board executive leadership and management skills that earned her positions as former President and Chief Executive Officer of Idearc and former President of several strategic business units of Verizon Communications, Inc. and GTE Corporation. Ms. Harless was the first woman to become President of an operating company of GTE Corporation. Ms. Harless provides our Board with a seasoned business perspective and provides valuable business, leadership and management insights with respect to our strategic direction. Through her position as former President and Chief Executive Officer of Idearc, a public company, Ms. Harless gained experience and knowledge of financial, executive compensation, corporate governance and other requirements and issues applicable to public companies, which are helpful to her service as a member of our Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee.

Inge G. Thulin, age 57, is the Executive Vice President, International Operations of 3M Company, Saint Paul, Minnesota (diversified technology), a position he has held since 2003. Previously he was Area Vice President, Asia Pacific of 3M from 2003 to 2004 and Area Vice President, Europe, Central/East Europe & Middle East from 2002 to 2003. First elected to the Toro Board in September 2007, he is a member of the Audit Committee and the Finance Committee. Mr. Thulin also currently serves on the boards of the United States Counsel for International Business and the Carlson School of Management, University of Minnesota.

Through his tenure with 3M, a Fortune 500 public company with global diversified manufacturing operations and, in 2009, international operations representing approximately 63 percent, or $14.6 billion, of 3M’s $23.1 billion in sales, Mr. Thulin has developed and brings to our Board significant leadership skills, strong international expertise and a proven ability to develop successful growth strategies in global organizations. He also contributes international structuring, operational and acquisition experience gained through his various positions with 3M, including as the leader of several businesses and subsidiaries in Sweden, France, Belgium and Russia. Mr. Thulin is a native of Sweden. As a result of his background and experience, Mr. Thulin provides valuable insight as our Company continues to focus on increasing global presence to grow our revenues by investing in new products designed specifically for international markets and in infrastructure around the world that will connect us more closely to international customers.

Michael J. Hoffman, age 55, is our Chairman of the Board, President and Chief Executive Officer, and we generally refer to him in this proxy statement as our Chairman and CEO. Mr. Hoffman was appointed as Chairman in March 2006, was elected as Chief Executive Officer in March 2005, and was elected as President in October 2004. He was our Chief Operating Officer from October 2004 to March 2005. Mr. Hoffman was first elected to the Toro Board in March 2005, and since November 2005 has also served as a director of Donaldson Company, Inc. (NYSE: DCI).

In his more than 33 years with our Company, Mr. Hoffman has developed and brings to our Board leadership experience and extensive knowledge of all aspects of our Company, businesses, industry, markets and day-to-day operations. Mr. Hoffman contributes an unwavering commitment to quality and innovation in our products, customer service, manufacturing, and marketing, and is a strong steward of our culture. Mr. Hoffman’s role as Chairman of the Board and Chief Executive Officer of our Company creates a critical link between our Board and our Management. As a result of his dual role, Mr. Hoffman provides unique insight into our Company’s future strategies, opportunities and challenges, and serves as the unifying element between the leadership and strategic direction provided by our Board and the implementation of our business strategies by our Management. Additionally, Mr. Hoffman’s service on the board of directors of Donaldson enables him to bring an enhanced understanding of, and experience with, public company requirements and issues.

Continuing Members of the Board—Current Term Ending at the 2012 Annual Meeting

Janet K. Cooper, age 57, was the Senior Vice President and Treasurer of Qwest Communications International Inc., Denver, Colorado (telecommunications), from September 2002 to June 2008. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Ms. Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997. First elected to the Toro Board in 1994, she is the Chair of the Audit Committee and a member of the Finance Committee. Ms. Cooper has served as a director of Lennox International Inc. (NYSE: LII) since 1999, and also currently serves as a director of MWH Global, a private firm that provides environmental engineering, construction and strategic consulting services worldwide.

Through her experience in various senior level financial positions with Qwest, McDATA Corporation, US West and Quaker, Ms. Cooper has developed a substantial financial and accounting background and expertise, which she contributes to our Board and more specifically to our Audit Committee, in her role as Chair, and our Finance Committee. Ms. Cooper’s financial expertise and acumen in capital markets, audit, tax, accounting, and treasury matters assists our Board in providing oversight to Management on these matters. Ms. Cooper’s senior leadership experience also enables her to provide strategic input to our Board, in addition to her financial expertise, discipline and oversight.

Gary L. Ellis, age 54, is the Senior Vice President and Chief Financial Officer of Medtronic, Inc., Minneapolis, Minnesota (medical technology). Mr. Ellis has held these positions since May 2005. Previously, he was the Vice President, Corporate Controller and Treasurer of Medtronic from 1999 to May 2005. First elected to the Toro Board in 2006, he is the Chair of the Finance Committee and a member of the Audit Committee. Mr. Ellis previously served as the Chairman of the Board of the American Heart Association from 2007 to 2008 and currently serves on the boards of Salient Surgical Technologies, the Science Museum of Minnesota and the Greater Twin Cities United Way.

As Chief Financial Officer of Medtronic, a Fortune 500 public company with global operations, Mr. Ellis possesses and brings relevant financial leadership experience and expertise to our Board and more specifically to our Finance Committee, in his role as Chair, and our Audit Committee. Such experience assists our Board in providing oversight to Management regarding capital structure, financial condition and policies, long-range financial objectives, tax strategies, financing requirements and arrangements, capital budgets and expenditures, insurance coverage, and strategic planning matters. Additionally, Mr. Ellis contributes his international experience managing worldwide financial operations and analyzing financial implications of merger and acquisition transactions, as well as aligning business strategies and financial decisions. As a result, Mr. Ellis provides our Board valuable perspectives as our Company continues its efforts to improve revenue growth and profitability, including specifically growth in international markets, and maintain a strong balance sheet.

Gregg W. Steinhafel, age 56, is the Chairman, Chief Executive Officer and President of Target Corporation, Minneapolis, Minnesota (retailing). Mr. Steinhafel was appointed as Chairman of Target in February 2009, was elected as Chief Executive Officer in May 2008, and was elected as President in 1999. First elected to the Toro Board in 1999, he is a member of the Compensation & Human Resources Committee and the Nominating & Governance Committee. Mr. Steinhafel has served as a director of Target (NYSE: TGT) since 2007 and also currently serves on the board of the Retail Industry Leaders Association.

Mr. Steinhafel brings to our Board meaningful leadership experience and retail knowledge that he has developed in his more than 30 years with Target, a Fortune 500 public company. As Chairman, President and Chief Executive Officer of Target, Mr. Steinhafel is responsible for Target’s strong brand recognition, devotion to innovation, strong supply chain initiatives, and disciplined approach to managing its business and investing in future growth, all of which are important to our Company’s business strategies. In addition, he contributes executive decision making skills and valuable strategic planning expertise, as well as significant and relevant knowledge of public company requirements and issues. Mr. Steinhafel’s significant retail knowledge assists our Board in providing guidance with respect to our residential business, which is affected by consumer confidence and spending levels, changing buying patterns of customers and the amount of product placement at mass retailers, such as The Home Depot.

Continuing Members of the Board—Current Term Ending at the 2013 Annual Meeting

Robert C. Buhrmaster, age 63, was Chairman and Chief Executive Officer of Jostens, Inc., Minneapolis, Minnesota (consumer manufacturing), until his retirement in 2004. Mr. Buhrmaster was appointed Chairman of Jostens in 1998 and was elected as Chief Executive Officer in 1994. He also served as President of Jostens from 1994 to January 2003. First elected to the Toro Board in 1996, he serves as our presiding non-management director, or lead director, is the Chair of the Nominating & Governance Committee and is a member of the Finance Committee. Mr. Buhrmaster has served as a director of SurModics Inc. (NASDAQ: SRDX) since January 2008 and as its Chairman since January 2009. Since August 2009, he has also served as a director of Caraustar Industries, Inc., a privately-held integrated manufacturer of recycled paperboard and converted paperboard products. From December 2004 through February 2008, Mr. Buhrmaster served as a director of Innovex, Inc. (OTC: INVX).

Mr. Buhrmaster has developed and brings to our Board strong business leadership, corporate strategy and operational expertise that he acquired throughout his long career at Jostens, including as its Chairman, Chief Executive Officer and President. Additionally, as an experienced public company director, Mr. Buhrmaster contributes an enhanced knowledge of public company requirements and issues, including corporate governance matters, which are specifically relevant to his role as our lead director and to his service on our Nominating & Governance Committee, in his role as Chair. As a result, Mr. Buhrmaster is able to draw on his management and boardroom experiences to foster active discussion and collaboration among the independent directors of the Board and with our Company’s Management.

Robert H. Nassau, age 69, was the Regional Director of Corporate Accounts of F2 Intelligence Group, Minneapolis, Minnesota (consulting), from November 2003 until his retirement in November 2006. Previously, he was the owner and Chief Executive Officer of Nasly Inc., Lahaina, Hawaii (food, beverage and entertainment), from February 2000 to November 2003. He also previously served as President and Chief Executive Officer of St. Raymond Wood Products Holding Limited (wood manufacturing) from January 1997 to August 1999. First elected to the Toro Board in 1988, he is a member of the Audit Committee, the Compensation & Human Resources Committee and the Nominating & Governance Committee.

Mr. Nassau has developed and brings to our Board many years of business, management and operations expertise, including specific experience with lawn and garden tractors and riding mowers acquired early in his career through previous positions with Ford Motor Company and J.I. Case Company. Additionally, as our longest serving director having over 20 years of Board service, Mr. Nassau has developed deep and meaningful knowledge of our Company, our businesses and industry over the long term. As a result, Mr. Nassau provides valuable historical perspective, as well as insight regarding future strategic opportunities and challenges.

Christopher A. Twomey, age 62, is Chairman of Arctic Cat Inc., Thief River Falls, Minnesota (recreational vehicle manufacturer), a position he has held since August 2003. Previously, Mr. Twomey served as Chief Executive Officer of Arctic Cat from 1986 until his retirement in December 2010. First elected to the Toro Board in 1998, he is the Chair of the Compensation & Human Resources Committee and a member of the Nominating & Governance Committee. Mr. Twomey has been a director of Arctic Cat (NASDAQ: ACAT) since 1987.

Mr. Twomey brings to our Board meaningful strategic, management and operational experience and knowledge developed in his more than 25 years with Arctic Cat. As a result of Mr. Twomey’s long career in a business and industry dependent on distributor relationships and financing sources and affected by weather conditions and seasonality considerations, he provides valuable knowledge and insight with respect to similar issues faced by our Company in our industry. Also, as Chairman and former Chief Executive Officer of a public company, Mr. Twomey contributes a solid understanding of public company requirements and issues, including executive compensation and corporate governance issues, which are relevant to his service on our Compensation & Human Resources Committee, in his role as Chair, and as a member of our Nominating & Governance Committee.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include: director qualifications, responsibilities, compensation and independence; Board committees; director access to officers and employees; related party transactions; Chief Executive Officer, or CEO, evaluation and succession; and annual performance evaluations. Our Corporate Governance Guidelines provide, among other things, that:

•	The Board will have a majority of directors who meet the criteria for independence required by applicable law, the rules and regulations of the SEC and the NYSE listing standards.

•	Individual directors who significantly change the responsibility they held when they were elected to the Board should offer their resignation in writing to provide an opportunity for the Board, through the Nominating & Governance Committee, to review the continued appropriateness of Board membership under the circumstances.

•	No director may serve on boards of directors of more than four publicly held companies without the approval of the Nominating & Governance Committee.

•	No director who is an active full-time employee of Toro may serve as a director of more than two other publicly held companies and there may be no interlocking board memberships without the approval of the Nominating & Governance Committee.

•	While the Board does not believe it should establish age limits, any director who has attained the age of 70 should volunteer not to stand for re-election.

•	While the Board does not believe it should establish term limits, as term limits have the disadvantage of losing the contribution of directors who have been able to develop over time increasing insight into the Company and its operations and therefore provide an increasing contribution to the Board as a whole, the Nominating & Governance Committee will review each director’s continuation on the Board before the annual meeting at which a director is to be proposed for re-election.

•	Within five years of joining the Board, each director is expected to own a dollar value of our common stock equal to at least three times the amount of the director’s annual cash retainer for Board service.

•	At any time that the offices of Chairman and CEO are held by the same person, or the Chairman does not meet the criteria for “independence” as established by applicable law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a lead director who shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board.

•	The non-management directors will meet in regularly scheduled executive sessions without Management.

•	The Board will maintain an Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee at all times.

•	The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

Our Corporate Governance Guidelines can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). From time to time the Board, upon recommendation of the Nominating & Governance Committee, reviews and updates our Corporate Governance Guidelines as it deems necessary and appropriate.

Board Leadership Structure

Our Corporate Governance Guidelines provide that (i) our Board has no policy with respect to the separation of the offices of the Chairman and the CEO; (ii) our Board believes that this issue is part of the succession planning process and will be reviewed as the Nominating & Governance Committee deems it appropriate; and (iii) at any time that (a) the offices of Chairman and CEO are held by the same person, or (b) the Chairman does not meet the criteria for “independence” as established by applicable law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a lead director who shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board. The Board believes it is appropriate not to have a policy requiring the separation of the offices of the Chairman and the CEO so that it may make this determination based on what it believes is best under the current circumstances. However, the Board endorses the concept of an independent director being in a position of leadership and, thus, our Corporate Governance Guidelines require a lead director when the Chairman is not independent.

Our Board is currently chaired by Michael J. Hoffman, our Chairman and CEO. Our lead director is Robert C. Buhrmaster. Our Nominating & Governance Committee and full Board believe that our current leadership structure is appropriate for several reasons, including: (i) Mr. Hoffman’s extensive knowledge of the Company, our businesses and our industry, obtained through his more than 33 years of service to the Company, which benefit Board leadership and the Board’s decision-making process through his active role as Chairman; (ii) it unifies Board leadership and strategic direction as implemented by our Management; and (iii) we are able to appropriately balance risks relating to concentration of authority through the oversight of our independent and engaged lead director and Board. Mr. Hoffman’s biography is set forth on page 11.

As our lead director, Mr. Buhrmaster (i) presides at regularly scheduled executive sessions of the non-employee directors; (ii) provides direction on Board meeting agendas and other materials; (iii) manages the Board’s annual self-assessment process; and (iv) together with the Chair of the Compensation & Human Resources Committee, communicates to Mr. Hoffman the results of his annual performance review and compensation. With more than 14 years of continuous service on our Board, Mr. Buhrmaster has considerable knowledge of the Company, our business and our industry. Mr. Buhrmaster also has significant public company board experience. In addition to serving as our lead director, Mr. Buhrmaster serves as the Chair of our Nominating & Governance Committee. Mr. Buhrmaster’s biography is set forth on pages 12 and 13.

Board’s Role in Risk Oversight

Management is primarily responsible for the identification, assessment and management of the key risks faced by our Company. Our risk assessment processes are coordinated primarily through our Business Risk and Process Improvement function, which is our internal audit function, and involve (i) the identification by senior leaders of our business functions and divisions of the particular risks relevant to their respective areas; (ii) assessment of the materiality of those risks, based on expected probability of occurrence and severity of impact; and (iii) to the extent prudent and feasible, development of strategies and plans to mitigate, monitor and control such risks.

The Board’s oversight of these risks primarily occurs in connection with the exercise of its responsibility to oversee our business, including through the review of our long-term strategic plans, annual operating plans, financial results, merger and acquisition related activities, material legal proceedings, and management succession plans. In addition, the Board uses its committees to assist with risk oversight within their respective areas of responsibility and expertise as follows:

•	The Audit Committee assists through its oversight of the quality and integrity of our financial reports, compliance with applicable legal and regulatory requirements, qualifications and independence of our independent registered public accounting firm, or external auditor, and performance of our internal audit function; and through its review of our general policies and procedures regarding accounting and financial matters and internal controls. The Audit Committee is also responsible for discussing our policies with respect to risk assessment and risk management, including our major financial and business risk exposures and the steps Management has taken to monitor and control such exposures.

•	The Compensation & Human Resources Committee assists through its oversight of our compensation programs and policies and employee organizational and corporate culture plans and strategies. A discussion of the Compensation & Human Resources Committee’s assessment of compensation policies and practices as they relate to the Company’s risk management is found under “Assessment of Risk Related to Compensation Programs” beginning on page 50.

•	The Finance Committee assists through its oversight of our capital structure, financial condition and policies, long-range financial objectives, tax strategies and restructuring projects, financing requirements and arrangements, annual capital budget and capital expenditures, D&O and liability insurance coverage, and the delegated responsibilities of our Management Investment Committee relating to our ERISA-regulated employee benefit plans; and through its evaluation of, among other things, the financial impact of proposed acquisition and divestiture transactions expected to have significant financial implications and related recommendations to the Board and review of post-acquisition financial integration and return on investment.

•	The Nominating & Governance Committee assists through its oversight of our overall corporate governance structure and policies, including director nominations, director independence and qualifications, Board leadership structure and Board committee structure.

The Chair of each Board committee provides a summary of the matters discussed in the committee to the full Board. Additional information regarding the responsibilities of each of these committees can be found under “Board Committees” beginning on page 17.

The Board believes that its oversight of risk is enhanced by its current leadership structure, as previously discussed, because our Chairman and CEO, who is ultimately responsible for our Management’s risk responsibility, also chairs regular Board meetings and, with his in-depth knowledge and understanding of the Company, is well positioned to bring key business issues and risks to the attention of the full Board.

Director Independence

The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Nominating & Governance Committee, has affirmatively determined that each director who served as a member of our Board during fiscal 2010 (Robert C. Buhrmaster, Winslow H. Buxton, Gary L. Ellis, Jeffrey M. Ettinger, Janet K. Cooper, Katherine J. Harless, Robert H. Nassau, Gregg W. Steinhafel, Inge G. Thulin and Christopher A. Twomey), other than Michael J. Hoffman, our Chairman and CEO, is independent in that each such person has no material relationship with the Company, our Management or our external auditor, and otherwise meets the independence requirements as established by applicable law, the rules and regulations of the SEC and the NYSE listing standards. The Board determined that Michael J. Hoffman is not independent due to his status as an executive officer of the Company. The Board based its independence determinations, in part, upon a review by the Nominating & Governance Committee and the Board of certain transactions between us and the employers of certain of our directors, each of which was deemed to be pre-approved under our Corporate Governance Guidelines in that each such transaction was made in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in amounts that are not material to our business or the business of such unaffiliated corporation, and in which the director had no direct or indirect personal interest, nor received any personal benefit. Specifically, the pre-approved transactions reviewed by the Nominating & Governance Committee and the Board included: (a) ordinary course of business purchases from us by Arctic Cat, Inc., where Mr. Twomey is Chairman, and during fiscal 2010 was an executive officer, in the aggregate amount of approximately $1,575; (b) ordinary course of business purchases from us by Medtronic, Inc., where Mr. Ellis is, and during fiscal 2010 was, an executive officer, in the aggregate amount of approximately $120,022; and (c) ordinary course of business purchases from us by Target Corporation, where Mr. Steinhafel is, and during fiscal 2010 was, an executive officer, in the aggregate amount of approximately $1,359,082, and ordinary course of business purchases by us from Target in the aggregate amount of approximately $63,228.

Director Attendance; Executive Sessions

The Board held six meetings during fiscal 2010 and took action by unanimous written consent once in fiscal 2010. At each regular Board meeting, our non-employee directors met in executive session without Management present and presided by our lead director. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served.

We encourage all of our directors to attend our annual meeting of shareholders and we customarily schedule a regular Board meeting on the same day as our annual meeting. Nine of our ten directors attended the annual meeting of shareholders held in March 2010.

Board Committees

The Board has four committees with their respective principal functions and membership described below. Each committee has a charter which is posted on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

The following table summarizes the current membership of our four Board committees. Each of the members of the Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee meets the independence and other requirements established by applicable law, the rules and regulations of the SEC, the NYSE listing standards and the Internal Revenue Code of 1986, as amended, or Code. Mr. Hoffman is not a member of any Board committee but does attend committee meetings as a member of Management.

Compensation
		& Human	Nominating
Director	Audit	Resources	& Governance	Finance

Robert C. Buhrmaster			Chair	✓
Janet K. Cooper	Chair			✓
Gary L. Ellis	✓			Chair
Jeffrey M. Ettinger	✓	✓
Katherine J. Harless	✓	✓	✓
Robert H. Nassau	✓	✓	✓
Gregg W. Steinhafel		✓	✓
Inge G. Thulin	✓			✓
Christopher A. Twomey		Chair	✓

Audit Committee.  The Audit Committee oversees our accounting and financial reporting processes and audits of our consolidated financial statements. The Committee assists the Board in oversight of the quality and integrity of our financial reports, our compliance with legal and regulatory requirements, the qualifications and independence of our external auditor, and the performance of our Business Risk and Process Improvement function, which is our internal audit function. More specifically, the Committee’s duties and responsibilities include, among others:

•	Reviewing and evaluating, at least annually, the qualifications, independence and performance of our external auditor and having direct responsibility for selecting, engaging, retaining, compensating and, where appropriate, replacing our external auditor;

•	Reviewing and approving in advance the scope, magnitude and budgets of all examinations of our consolidated financial statements by our external auditor;

•	Reviewing and approving in advance the retention of our external auditor for all types of audit and permitted non-audit services to be performed by our external auditor, approving the fees for such services and establishing pre-approval policies and procedures to retain our external auditor for additional non-audit services;

•	Meeting with our external auditor periodically without Management or other Company representatives present to discuss internal controls and accuracy and completeness of our consolidated financial statements;

•	Reviewing our general policies and procedures with respect to accounting and financial matters and internal controls;

•	Reviewing the annual audit plans of our internal audit function and its capability to perform its duties, including its organization, staffing and independence and reviewing significant comments and recommendations of our internal audit function and Management’s responses;

•	Reviewing our Code of Conduct and our Code of Ethics for our CEO and Senior Financial Officers, as well as policies and procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Receiving analyses and comments regarding significant accounting pronouncements which might affect the Company;

•	Reviewing results of audits with our external auditor and Management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal controls and similar issues, and notifying the Board of major problems or deficiencies discovered in carrying out the Committee’s duties;

•	Reviewing with Management and our external auditor any correspondence with regulators or governmental agencies and any significant employee complaints or published reports that raise material issues regarding our consolidated financial statements or accounting policies;

•	Discussing our annual audited consolidated financial statements and quarterly condensed consolidated financial statements with Management and our external auditor, including our external auditor’s audit or review of such financial statements;

•	Reviewing the type and presentation of information included in our earnings releases and any financial information or earnings guidance provided to financial analysts and rating agencies; and

•	Reviewing our policies with respect to risk assessment and risk management, including our major financial risk exposures and Management’s efforts to monitor and control such exposures.

The Board has determined that all members of the Audit Committee, in addition to being independent under the rules and regulations of the SEC and the NYSE listing standards, are financially literate and that Audit Committee Chair Janet K. Cooper meets the definition of “audit committee financial expert” as a result of her experience in senior corporate executive positions with financial oversight responsibilities, including her previous experience as the Senior Vice President and Treasurer of Qwest Communications International Inc. and as the Chief Financial Officer and Senior Vice President of Finance and Administration of McDATA Corporation, as well as other finance positions with Qwest and The Quaker Oats Company. Shareholders should understand that this designation is an SEC disclosure requirement related to Ms. Cooper’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations or liability greater than are generally imposed on her as a member of the Audit Committee and the Board, and her designation as a financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Other members of the Audit Committee who currently are serving or have served as chief executive officers or chief financial officers of other public companies also may be considered financial experts, but the Board has not so designated them.

The Audit Committee reviews the adequacy of its charter and its own performance on an annual basis. The Committee held 11 meetings during fiscal 2010. At four of these meetings the Committee met in private session with our external auditor and independently without Management present. At four of these meetings the Committee met in separate private sessions with Senior Management and at three of these meetings the Committee met in separate private sessions with the director of our internal audit function. Additional information regarding the Committee and our external auditor is set forth in the “Audit Committee Report” on page 71 and Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm beginning on page 70.

Compensation & Human Resources Committee.  The Compensation & Human Resources Committee is responsible for discharging the Board’s responsibilities relating to compensation of our CEO and other executive officers and reviewing and monitoring our human resource and organizational matters. The Committee has overall responsibility for approving and evaluating all of our compensation plans, policies and programs, as well as our philosophy and strategy, as they affect the CEO, other executive officers and management employees. More specifically, the Committee’s duties and responsibilities include, among others:

•	Having sole authority to retain and terminate any external compensation consultant used to assist the Committee in the evaluation of CEO or other executive officer compensation, including approval of fees to be paid to the consultant, and before selecting any consultant the committee shall consider any services provided to the Company during the most recently completed and current fiscal year and the fees paid for such services;

•	Reviewing and approving on an annual basis corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending to the Board the overall compensation levels for the CEO based on such evaluation;

•	Reviewing and approving the annual base salaries, annual incentive opportunities and other compensation arrangements of the CEO and other executive officers;

•	Reviewing compensation policies and practices as they affect all employees and relate to risk management practices and risk-taking incentives and reviewing all significant compensation policies and benefit plans to ensure continued appropriateness, including overall employee salary policies and equity-based programs for all categories of employees;

•	Reviewing the stock ownership guidelines for the CEO and other executive officers and reviewing and recommending any proposed changes in director stock ownership guidelines to the Nominating & Governance Committee;

•	Reviewing, approving and administering executive compensation plans, incentive compensation plans and equity-based plans and monitoring compliance with NYSE shareholder approval requirements regarding equity compensation plans;

•	Monitoring employee organizational and corporate culture plans and strategies to ensure alignment with our beliefs and philosophies, including key initiatives that are designed to reinforce and strengthen our core values;

•	Reviewing with Management the Compensation Discussion and Analysis, the annual report on executive compensation, and any compensation-related proposals, including frequency of say-on-pay proposals, to be included in the Company’s proxy statement for its annual meeting; and

•	Reviewing and recommending any proposed changes in director compensation to the Nominating & Governance Committee.

The Compensation & Human Resources Committee reviews the adequacy of its charter and its own performance on an annual basis. The Committee held five meetings during fiscal 2010. At four of its meetings the Committee met in private session without Management present.

Determining Executive Compensation.  At the beginning of each fiscal year, the Compensation & Human Resources Committee reviews and approves compensation for our Chairman and CEO and each of our vice presidents, including each of the other named executive officers, which includes:

•	Increases, if any, to base salary;

•	Annual cash incentive awards for the current fiscal year, including (i) participation targets expressed as a percentage of base salary, target cash payout amounts, and maximum cash payout amounts authorized under Code Section 162(m), and (ii) performance measures, weightings, goals and adjustments; and

•	Long-term incentive awards for the current fiscal year, which includes (i) stock option awards, and (ii) three-year performance share awards, including (a) target share payout amounts and maximum share payout amounts authorized under Code Section 162(m), and (b) performance measures, weightings, goals and adjustments.

In connection with this review and approval, the Committee receives information regarding (i) market base salary, total cash compensation and total direct compensation data and analysis prepared by its independent executive compensation consultant, Towers Watson; (ii) total cash compensation to be paid for the current fiscal year if annual cash incentive awards are achieved and paid at target; (iii) prior fiscal year target equity values; and (iv) total direct compensation for the current fiscal year for equity awards at target. Additionally, the Committee obtains compensation recommendations from our Chairman and CEO, Vice President, Human Resources and Business Development, and Director, Total Rewards and HR Services that reflect individual performance; corporate and/or division performance, as applicable; tenure in the position; and outside market factors, including general economic conditions. Neither the Chairman and CEO nor the Vice President, Human Resources and

Business Development provides input or recommendations with respect to his own compensation. The Chair of the Committee is also responsible for coordinating a performance evaluation for the Chairman and CEO based on feedback from all non-employee directors in connection with the ratification of the Chairman and CEO’s compensation by the Board. For information on the compensation of our named executive officers, please refer to the “Executive Compensation” section beginning on page 31. Also, at the beginning of each fiscal year, the Committee confirms the achievement of performance goals previously established by the Committee at the beginning of the prior fiscal year for annual cash incentive awards and previously established by the Committee at the beginning of the performance period for performance share awards and approves resulting payouts, if any.

The Compensation & Human Resources Committee has the sole authority to retain and terminate any external compensation consultant to be used to assist it in the evaluation of the compensation paid to our Chairman and CEO and other executive officers, including the sole authority to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The Committee has retained Towers Watson to assist in the design and review of our executive compensation program. Additional information regarding the role of Towers Watson is set forth in the “Compensation Discussion and Analysis” beginning on page 31. Additionally, from time to time, the Committee has engaged Towers Watson to perform other executive compensation consulting services, which in fiscal 2010 included: (i) the design and review of The Toro Company 2010 Equity and Incentive Plan, or 2010 Plan, (ii) the review and assessment of our material compensation policies, practices and programs in connection with our risk assessment, (iii) the design and review of our new change in control severance compensation policy, and (iv) the review of supplemental benefit plan practices. Towers Watson does not provide any services to the Company other than those for which it has been retained by the Committee. Representatives from Towers Watson periodically attend meetings of the Committee as resources for the Committee in carrying out its responsibilities. The Committee, through its Chair, can request an independent meeting with representatives from Towers Watson at any time. The Committee also has the authority to obtain advice and assistance from external legal, accounting or other advisors.

Nominating & Governance Committee.  The Nominating & Governance Committee’s duties and responsibilities include, among others:

•	Reviewing and recommending to the Board the exact number of directors to constitute the full Board;

•	Identifying individuals qualified to become Board members and recommending director nominees for the annual meeting;

•	Reviewing and recommending to the Board any proposed change in Board compensation or stock ownership guidelines recommended by the Compensation & Human Resources Committee;

•	Reviewing the adequacy of, and recommending to the Board any proposed changes to, the Corporate Governance Guidelines;

•	Reviewing, and recommending to the Board, any proposed amendments or changes to our Restated Certificate of Incorporation or Amended and Restated Bylaws;

•	Overseeing the evaluation of the Board and Management and leading the Board in its annual review of the Board’s performance; and

•	Recommending director nominees for each Board committee.

With respect to recommending director nominees for re-election at the annual meeting, the Nominating & Governance Committee, with the participation of the Chairman of the Board, annually polls the members of the Board about each director whose term is expiring. If the Committee determines that a director does not continue to have the affirmative support of a majority of the members of the Board, the Committee does not recommend the director to stand for re-election.

The Nominating & Governance Committee reviews the adequacy of its charter and its own performance on an annual basis. The Committee held two meetings during fiscal 2010 and took action by written consent once in fiscal 2010. At each of its meetings the Committee met in private session without Management present.

Identifying New Director Nominees.  In identifying new nominees for election to the Board when vacancies occur, the Nominating & Governance Committee first may solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with candidates having the skills and characteristics required for Board nominees from time to time. Such persons may include members of the Board and our Senior Management. In addition, the Committee may engage a search firm to assist it in identifying and evaluating qualified nominees. The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms.

When reviewing the requisite skill and characteristics of potential new director nominees, the Nominating & Governance Committee, pursuant to our Corporate Governance Guidelines, will consider a variety of criteria, including an individual’s independence, diversity, age, skills and experience, each in the context of the needs of the Board as a whole. Although the Committee does not have a formal policy regarding consideration of diversity in identifying director nominees, the Committee will evaluate a nominee based on his or her diversity of background, skills, experiences, viewpoints, and geographical representation, as well as more traditional diversity factors. As a result, the composition of the current Board reflects diversity in age, gender, skills, and business and professional experiences.

The Nominating & Governance Committee may solicit the views of Senior Management, Board members and any other individuals it believes may have insight into a candidate. The Committee may designate one or more of its members and/or other Board members to interview any proposed candidate. The Committee then will recommend a director nominee to the Board based on its evaluation of such criteria.

In July 2010, the Board of Directors determined to increase the size of the Board, which had been decreased with the retirement of Mr. Winslow H. Buxton at the annual meeting of shareholders held in March 2010. A third-party search firm was engaged to assist in the identification and evaluation of director nominee candidates. In particular, the search firm was asked to concentrate on individuals who were currently serving in the position of chief executive officer, have proven strategic leadership, have operational and manufacturing experience, are in cultural alignment with Toro, bring diverse characteristics to the Board and are locally based. A slate of candidates, including Mr. Jeffrey M. Ettinger, was identified and referred to the Nominating & Governance Committee. Mr. Ettinger was subsequently interviewed by the Chair of the Committee and certain other directors, including our Chairman and CEO. The Committee recommended to the full Board that the Board be increased from nine to ten directors and that Mr. Ettinger be elected to fill the vacancy created by such increase. Mr. Ettinger was elected effective July 1, 2010, and is included in the group of nominees for election by our shareholders at the 2011 Annual Meeting of Shareholders for a term expiring at the 2014 Annual Meeting. See Proposal One—Election of Directors beginning on page 9.

The Nominating & Governance Committee will consider director candidates recommended to it by our shareholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and the demonstrated ability to attend and prepare for Board, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all shareholders and not those of a special interest group. The Committee will evaluate candidates recommended by shareholders using the same criteria it uses to evaluate candidates recommended by others as described above. A shareholder that desires to nominate a person for election to the Board at a meeting of shareholders must follow the specified advanced notice requirements contained in, and provide the specific information required by, our Amended and Restated Bylaws, as described under “Shareholder Proposals and Director Nominations for the 2012 Annual Meeting” on page 74.

Finance Committee.  The Finance Committee’s duties and responsibilities include, among others:

•	Reviewing our financial condition, financial policies and long-range financial objectives;

•	Reviewing tax strategies and restructuring projects as developed by Management;

•	Reviewing our financing requirements, evaluating Management’s proposals to support such financing requirements and recommending, as appropriate, specific financing arrangements to the Board;

•	Reviewing and making recommendations to the Board regarding our cash dividend policy and annual cash dividend level;

•	Evaluating the financial impact of proposed acquisition and divestiture transactions expected to have significant financial implications for the Company and making recommendations to the Board regarding financial aspects of acquisitions and divestitures;

•	Reviewing Management’s proposed annual capital budget and certain material capital expenditures;

•	Evaluating the post-acquisition financial integration and return on investment for certain transactions and report to the Board the financial implications of such acquisitions;

•	Reviewing our D&O and liability insurance coverage;

•	Reviewing areas of responsibility delegated to our Management Investment Committee, the committee to which responsibilities relating to our ERISA-regulated employee benefit plans have been delegated, including annual review of the Management Investment Committee charter, financial performance of benefit plan assets, and the performance of the Management Investment Committee in the discharge of its duties; and

•	Monitoring our investor relations program.

The Finance Committee reviews the adequacy of its charter and its own performance on an annual basis. The Committee held two meetings during fiscal 2010. At each of these meetings the Committee met in private session without Management present.

Director Compensation

Overview.  Compensation for our non-employee directors is generally designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. A substantial portion of our director compensation is linked to our common stock performance, and directors can elect to receive all of their cash compensation for Board and committee service, consisting of annual retainers and meeting fees, in the form of our common stock.

Our compensation for our non-employee directors for fiscal 2010 was comprised of both cash compensation, in the form of annual retainers and meeting fees, and equity compensation, in the form of automatic annual stock awards and automatic annual stock option grants. Each of these components is described in more detail below. Employee directors do not receive any additional compensation for their director service. Mr. Hoffman is our only employee director.

Processes and Procedures for Consideration and Determination of Director Compensation.  The Board has delegated to the Compensation & Human Resources Committee the responsibility, among other things, to review biennially and recommend to the Nominating & Governance Committee any proposed changes in non-employee director compensation, taking into account director compensation at comparable companies. The Compensation & Human Resources Committee most recently reviewed non-employee director compensation in fiscal 2007. In fiscal 2009, the Compensation & Human Resources Committee deferred its review of non-employee director compensation given the then worldwide recessionary economic conditions and the resulting impact on the Company’s business, and again deferred its review in fiscal 2010 given the then uncertainty regarding the level and rate of recovery, if any, that the Company’s business would experience. It is anticipated that the Compensation & Human Resources Committee will review non-employee director compensation in fiscal 2011. Decisions regarding non-employee director compensation made by the Compensation & Human Resources Committee and the Nominating & Governance Committee are not considered final but are subject to review and approval by the Board.

Annual Retainers and Meeting Fees.  Currently, all non-employee directors are entitled to receive the following annual retainers and meeting fees:

•	An annual board retainer of $40,000;

•	Board meeting fees of $1,500 per meeting attended in person;

•	Committee meeting fees of $1,250 per meeting attended in person; and

•	Telephonic Board and committee meeting fees of $500 per meeting.

Committee chairs and our lead director are entitled to receive the following additional annual retainers and meeting fees:

•	The Audit Committee Chair receives an additional annual chair retainer of $5,000 and an additional per Audit Committee meeting fee of $2,000;

•	The Compensation & Human Resources Committee Chair receives an additional annual chair retainer of $5,000 and an additional per Compensation & Human Resource Committee meeting fee of $1,000;

•	The Nominating & Governance Committee Chair receives an additional annual chair retainer of $2,500 and an additional per Nominating & Governance Committee meeting fee of $1,000;

•	The Finance Committee Chair receives an additional annual chair retainer of $2,500 and an additional per Finance Committee meeting fee of $1,000; and

•	Our lead director receives an additional annual retainer of $7,500.

Robert C. Buhrmaster served as our lead director during fiscal 2010 and the table on page 17 shows the Chair of each Board committee and the Board committees on which each director currently serves.

Annual retainers and meeting fees are paid in cash on a calendar year basis unless a director elects to (i) convert all or a part of his or her annual retainers and/or meeting fees into shares of our common stock, or (ii) defer receipt of all or a part of his or her annual retainers and/or meeting fees. Annual retainers are paid in advance and meeting fees are paid in arrears in four quarterly installments on each of January 1, April 1, July 1 and October 1. For example, the annual retainers paid on January 1 are for the period from January 1 through March 31 and meeting fees paid on January 1 cover meetings attended from October 1 through December 31 of the previous calendar year.

Common Stock in Lieu of Annual Retainers and Meeting Fees.  Our non-employee directors may elect to convert all or a part of their calendar year annual retainers and/or meeting fees otherwise payable in cash into shares of our common stock, which for calendar year 2010 were issued under The Toro Company 2000 Directors Stock Plan, or 2000 Directors Stock Plan, and beginning in calendar year 2011 and thereafter will be issued under the 2010 Plan. Annual retainers and meeting fees that are earned after the date a director makes an election for a calendar year are issued in December of that year. The number of shares of our common stock to be issued is determined by dividing the dollar amount of the annual retainers and meeting fees earned in the calendar year and to be converted into shares of our common stock by the closing price of our common stock, as reported on the NYSE, on the date that the shares are issued. On December 15, 2010, based on that day’s closing stock price of $61.57, Gary L. Ellis received 1,059 shares of our common stock in lieu of $65,250 earned for his calendar year 2010 retainers and meeting fees, Jeffrey M. Ettinger received 430 shares of our common stock in lieu of $26,500 earned for his calendar year 2010 retainer and meeting fees, and Inge G. Thulin received 706 shares of our common stock in lieu of $43,500 earned for his calendar year 2010 retainer and meeting fees. For Messrs. Ellis and Ettinger these annual retainers and meeting fees represented 100%, and for Mr. Thulin 75%, of (i) annual retainers for January 1, 2010, through December 31, 2010, which were accrued in quarterly installments on each of January 1, 2010, April 1, 2010, July 1, 2010, and October 1, 2010, and (ii) meeting fees for October 1, 2009, through September 30, 2010, which were accrued in quarterly installments on each of January 1, 2010, April 1, 2010, July 1, 2010, and October 1, 2010.

Stock Awards.  Stock awards are designed to link non-employee director compensation with shareholder interests. On the first business day of our fiscal year (usually November 1), each non-employee director is automatically awarded shares of our common stock, which for fiscal 2010 were issued under the 2000 Directors Stock Plan and for fiscal 2011 were and thereafter will be issued under the 2010 Plan, in an amount equal to $20,000 divided by the average of the closing prices of our common stock, as reported on the NYSE, during the three months prior to the award. Accordingly, on November 2, 2009, the first business day of fiscal 2010, 523 shares were awarded to each non-employee director based on a three-month average closing price of our common stock, as reported on the NYSE, of $38.21. The shares awarded are fully vested at the time of grant.

Stock Option Grants.  Stock option grants also are designed to link non-employee director compensation with shareholder interests. On the first business day of our fiscal year, each non-employee director is automatically granted a stock option to purchase shares of our common stock, which for fiscal 2010 were issued under the 2000 Directors Stock Plan and for fiscal 2011 were and thereafter will be issued under the 2010 Plan, in an amount equal to $40,000 divided by the grant date fair value of a stock option to purchase one share of common stock. For fiscal 2010, the fair value used for purposes of calculating the number of options granted was based on a Black-Scholes model valuation of $10.59 per share. Accordingly, on November 2, 2009, each non-employee director received a stock option to purchase 3,777 shares of our common stock. The exercise price per share of these stock options is equal to 100% of the fair market value of one share of our common stock on the date of grant, as determined by the closing price of our common stock, as reported on the NYSE, which was $37.01 on November 2, 2009. Except as described below, these stock options vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and remain exercisable for a term of ten years after the date of grant.

If a director becomes disabled or dies and the director’s outstanding unvested stock options granted under the 2000 Directors Stock Plan or the 2010 Plan, as applicable, have not expired previously, all outstanding unvested stock options will vest in full on the date the director’s service ceases by reason of such disability or death. In addition, the director’s guardian or legal representative may exercise the stock options not later than the earlier of the date the stock options expire or one year after the date the director’s service ceased by reason of such disability or death.

If a director has served as a member of the Board for ten full fiscal years or longer and terminates his or her service on the Board, his or her outstanding unvested stock options will continue to vest in accordance with their terms and the director may exercise the vested portions of the stock options for up to four years after the director’s date of termination, but not later than the date the stock options expire. If a director has served as a member of the Board for less than ten full fiscal years and terminates his or her service on the Board, his or her outstanding unvested stock options will expire and be canceled and the director may exercise any vested portions of the stock options for up to three months after the director’s date of termination, but not later than the date the stock options expire. The following directors have served as a member of the Board for ten full fiscal years or longer: Robert C. Buhrmaster, Janet K. Cooper, Katherine J. Harless, Robert H. Nassau, Gregg W. Steinhafel and Christopher A. Twomey.

Stock options granted under the 2000 Directors Stock Plan will vest if there is a change in control of the Company and will remain exercisable for three years following the change in control, but not later than the date the stock options expire, and stock options granted under the 2010 Plan will vest if there is a change in control of the Company and will remain exercisable for the entirety of the term. Generally, and subject to some exceptions, a change in control is deemed to have occurred under the 2000 Directors Stock Plan and the 2010 Plan, as applicable, if: (i) another person becomes the beneficial owner of a specified percentage of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock, which is 15% under the 2000 Directors Stock Plan and 20% under the 2010 Plan; (ii) a majority of the Board becomes comprised of persons other than those for whom election proxies have been solicited by the Board; (iii) the completion of certain business combinations, including certain reorganizations, mergers, consolidations, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of the Company or the resulting company after the business combination; or (iv) our shareholders approve a complete liquidation or dissolution of the Company.

Stock Ownership Guidelines.  To further align the interests of our directors with those of our shareholders, within five years of joining the Board, each non-employee director is expected to own a dollar value of our common stock equal to at least three times the director’s annual cash retainer for Board service. In July 2010, the Board, on recommendation of the Compensation & Human Resources Committee and the Nominating & Governance Committee, amended our Corporate Governance Guidelines to increase our stock ownership guidelines for non-employee directors to the current multiple of three from a previous multiple of two. As of January 21, 2011, each of our non-employee directors who served for five or more years satisfied these stock ownership guidelines.

Deferred Compensation Plan.  Non-employee directors may elect to defer receipt of all or a part of his or her cash and/or common stock compensation on a calendar year basis under The Toro Company Deferred Compensation Plan for Non-Employee Directors, or the Director Deferred Compensation Plan. Cash amounts deferred by a director are credited to a bookkeeping cash account maintained for the director participant and common stock amounts deferred by a director are credited to a bookkeeping common stock unit account maintained for the director participant. Cash accounts accrue interest with the rate of return based on funds that are comparable to the funds available to our employees through the IS&ESOP.

Common stock amounts deferred under the Director Deferred Compensation Plan are deferred as common stock units that fluctuate in value with the market price of our common stock. Dividends paid on our common stock are credited to a director’s account as additional common stock units.

A director participant’s cash account and common stock units are at all times fully vested. Distributions under the Director Deferred Compensation Plan are payable in accordance with the director participant’s election upon the earliest of retirement, prior to retirement if a valid election has been made or in an unforeseeable financial emergency. The Director Deferred Compensation Plan does not provide for matching contributions by us.

None of our directors deferred any cash compensation earned during fiscal 2010 and Ms. Cooper and Mr. Thulin each deferred their fiscal 2010 annual stock award granted in November 2009. For fiscal 2011, Mr. Ellis will defer 100% of his cash compensation to be earned during calendar year 2011 and each of Messrs. Ellis and Thulin deferred their fiscal 2011 annual stock award granted in November 2010.

Company Products.  Each of our non-employee directors is entitled to receive certain Company products for his or her personal use at no cost; provided, however, that directors are responsible for payment of applicable taxes attributable to the value of such products and there is an $8,000 lifetime limit on installation and parts for an irrigation system. The value of a product is deemed to be our distributor net price or its equivalent, which is also the price at which products are available to employees for purchase. This value is generally included on the director’s IRS Form 1099 for the year in which the product was ordered. However, for certain consumer rider products, professional products and commercial vehicles, a director may elect at the time he or she orders the product to return such product in the future and, in that case, the director’s IRS Form 1099 for each year in which the product is in his or her possession will include the depreciable amount for such year using the IRS prescribed MACRS depreciation rate.

Charitable Giving.  Support of our directors’ charitable organizations is made in accordance with the Company’s Matching Gift Program, which provides that a gift in the amount of $25 to $1,000 by a director and/or his or her spouse to educational and/or environmental institutions and public broadcasting organizations will be matched by us in an aggregate amount of up to $1,000 per director per year.

Indemnification and Directors and Officers Insurance.  Each director is a party to an indemnification agreement with us that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Restated Certificate of Incorporation, and of continued coverage under our D&O insurance, to the extent it is maintained.

Director Compensation for Fiscal 2010.  The following table provides summary information concerning the compensation of each individual who served as a director during fiscal 2010, other than Michael J. Hoffman, our Chairman and CEO, who is not compensated separately for his service as a director and whose compensation is discussed in the “Executive Compensation” section beginning on page 31.

	Fees
	Earned or
	Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)(1)(2)	($)(3)(4)	($)(5)(6)	($)(7)	($)

Robert C. Buhrmaster	$70,458	$19,356	$42,831	$0	$132,646
Winslow H. Buxton(8)	$27,708	$19,356	$42,831	$0	$89,895
Janet K. Cooper	$87,750	$19,356	$42,831	$486	$150,423
Gary L. Ellis	$65,250	$19,356	$42,831	$0	$127,437
Jeffrey M. Ettinger(9)	$19,833	$0	0	$0	$19,833
Katherine J. Harless	$57,000	$19,356	$42,831	$0	$119,187
Robert H. Nassau	$66,250	$19,356	$42,831	$2,248	$130,685
Gregg W. Steinhafel	$57,000	$19,356	$42,831	$0	$119,187
Inge G. Thulin	$58,000	$19,356	$42,831	$0	$120,187
Christopher A. Twomey	$67,000	$19,356	$42,831	$0	$129,187

(1)	Unless a director otherwise elects to convert all or a part of his or her annual retainers and meetings fees into shares of our common stock as described in footnote 2 below, annual retainers and meeting fees are paid in cash on a calendar year basis. Annual retainers are paid in advance and meeting fees are paid in arrears in four quarterly installments on each of January 1, April 1, July 1 and October 1. The amount reported represents: (a) annual retainers paid on each of January 1, 2010, April 1, 2010, and July 1, 2010, one-third of the annual retainers paid on October 1, 2010, and two-thirds of the annual retainers paid on October 1, 2009, and (b) meeting fees paid on January 1, 2010, with respect to meetings held during November and December 2009, meeting fees paid on April 1, 2010, with respect to meetings held during January, February and March 2010, meeting fees paid on July 1, 2010, with respect to meetings held during April, May and June 2010, meeting fees paid on October 1, 2010, with respect to meeting held during July, August and September 2010, and meeting fees paid on January 1, 2011, with respect to meetings held during October 2010.

(2)	Our non-employee directors may elect to convert all or a part of their annual retainers and meeting fees otherwise payable in cash into shares of our common stock under the 2000 Directors Stock Plan for calendar year 2010 and under the 2010 Plan thereafter. The amount reported for each director that has received shares of our common stock in lieu of cash retainers and meeting fees includes the amount of cash retainers and meeting fees earned by such director in calendar year 2010 but paid to such director in shares of our common stock. On December 15, 2010, based on the closing price of our common stock, as reported on the NYSE, of $61.57, Gary L. Ellis received 1,059 shares of our common stock in lieu of $65,250, representing 100% of his annual retainers and meeting fees earned in calendar year 2010; Jeffrey M. Ettinger received 430 shares of our common stock in lieu of $26,500, representing 100% of his annual retainer and meeting fees earned in calendar year 2010; and Inge G. Thulin received 706 shares of our common stock in lieu of $43,500, representing 75% of his annual retainer and meeting fees earned in calendar year 2010.

(3)	Amount reported represents the grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718 of the fiscal 2010 annual stock award granted automatically to each of our non-employee directors on November 2, 2009. The calculation of the number of shares included in the annual stock award was based on the three month average closing price of our common stock, as reported on the NYSE, as opposed to the closing price on the grant date, which is used in calculating the grant date fair value. As of October 31, 2010, no directors held any restricted stock or other unvested stock awards.

(4)	Our non-employee directors may elect to defer receipt of all or a part of their cash and/or common stock compensation and for fiscal 2010 Ms. Cooper and Mr. Thulin each deferred their fiscal 2010 annual stock award.

(5)	Amount reported represents the grant date fair value computed in accordance with FASB ASC Topic 718 of the fiscal 2010 annual stock option granted automatically to each of our non-employee directors on November 2, 2009, which were the only stock options granted to directors during fiscal 2010. The exercise price per share is equal to 100% of the fair market value of one share of our common stock on the date of grant, as determined by the closing price for our common stock, as reported on the NYSE, which was $37.01 on November 2, 2009. The grant date fair value is based on a Black-Scholes model valuation of $11.34 per share. The following assumptions were used in the calculation: a risk-free interest rate of 2.87%; expected life of 6 years; expected volatility of 33.07%; and an expected dividend yield of 1.68%. The actual value of the stock option awards, if any, to be realized by a director depends upon whether the price of our common stock at exercise is greater than the exercise price of the stock options.

(6)	As of October 31, 2010, the aggregate number of stock options (exercisable and unexercisable) held by each director was as follows: Mr. Buhrmaster—20,561; Mr. Buxton—11,902; Ms. Cooper—20,561; Mr. Ellis—13,015; Mr. Ettinger—0; Ms. Harless—20,651; Mr. Nassau—19,277; Mr. Steinhafel—20,561; Mr. Thulin—9,737; and Mr. Twomey—20,561.

(7)	We generally do not provide perquisites and other personal benefits to our non-employee directors other than Company products for personal use. The amount reported for each of Ms. Cooper and Mr. Nassau represents the value of the product, as described under “Company Products” on page 27, which is also the amount included on the director’s IRS Form 1099 for the calendar year in which such products were ordered.

(8)	In connection with obtaining the age of 70, as recommended by our Corporate Governance Guidelines, Mr. Buxton retired from the Board at the annual meeting of shareholders held in March 2010. Accordingly, the fees shown for Mr. Buxton are for the period from November 1, 2009, through March 16, 2010.

(9)	Mr. Ettinger was elected to the Board on July 1, 2010. Accordingly, the fees shown for Mr. Ettinger are for the period from July 1, 2010, through October 31, 2010. As he was not serving on the Board on November 2, 2009, the date of the fiscal 2010 automatic annual stock award and annual stock option grant, he did not receive such awards in fiscal 2010.

Policies and Procedures Regarding Related Person Transactions

Our Corporate Governance Guidelines set forth in writing our policies and procedures regarding the review, approval and ratification of related person transactions. All reportable related person transactions must be reviewed, approved or ratified by the Nominating & Governance Committee. In determining whether to approve or ratify such transactions, the Committee will take into account, among other factors and information it deems appropriate:

•	The related person’s relationship to the Company and interest in the transaction;

•	The material facts of the transaction;

•	The benefits to the Company of the transaction; and

•	An assessment of whether the transaction is (to the extent applicable) in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, and whether the related person had any direct or indirect personal interest in, or received any personal benefit from, such transaction.

Transactions in the ordinary course of business, between us and an unaffiliated corporation of which one of our non-employee directors serves as an officer, that are at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in which the non-employee director had no direct or indirect personal interest, nor received any personal benefit, and in amounts that are not material to our business or the business of such unaffiliated corporation, are deemed conclusively pre-approved.

Board of Directors Business Ethics Policy Statement

It is our policy to maintain the highest level of moral, ethical and legal standards in the conduct of our business. Pursuant to our Corporate Governance Guidelines, the Board has adopted, and each director annually signs, a Business Ethics Policy Statement. The policy can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

Code of Conduct and Code of Ethics for our CEO and Senior Financial Officers

All of our employees are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest level of moral, ethical and legal standards. We also have a Code of Ethics for our CEO and Senior Financial Officers applicable to our Chairman and CEO (our principal executive officer), our Vice President, Finance and Chief Financial Officer, or CFO (our principal financial officer), our Vice President, Corporate Controller (our principal accounting officer and controller), and to all business unit controllers and senior accounting personnel identified by our Vice President, Corporate Controller who are also bound by the provisions set forth in the Code of Conduct relating to ethical conduct, conflicts of interest and compliance with the law. Our Code of Conduct and Code of Ethics for our CEO and Senior Financial Officers can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). If necessary, we intend to satisfy the disclosure requirements of Item 5.05 of the Current Report on Form 8-K regarding amendments to or waivers from any provision of our Code of Ethics for our CEO and Senior Financial Officers by posting such information on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

Communications with Directors; Complaint Procedures

The Board has appointed Robert C. Buhrmaster, as our lead director, with the responsibility to facilitate communications by shareholders, interested parties and employees directly with the independent, non-management members of the Board. Our lead director maintains a special telephone line for the purposes described below.

As required by the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our 24-hour, toll-free confidential compliance line is available for the submission of concerns regarding these matters by any employee. Any employee who believes he or she is aware of a breach of our Code of Conduct or an incident involving financial fraud may leave a confidential or anonymous message at 800-850-7247 (in the United States) or +1-678-999-4558 (outside the United States) or for Robert C. Buhrmaster, as our lead director, at 952-887-7268.

The Board also has established a process for shareholders and interested parties to send communications to the non-employee directors. Shareholders and interested parties may communicate with the Board or the non-employee directors through the lead director by calling 952-887-7268 or by writing to our Vice President, Secretary and General Counsel, 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196. Communications sent to us addressed to the Board or to any non-employee director are reviewed by our Vice President, Secretary and General Counsel. Some types of communications may not be forwarded to our lead director. These include job inquiries, surveys and requests for information about us, offers of goods and services, requests for donations and sponsorships and product ideas, as well as communications unrelated to us or our business. If the communication does not fall in one of these categories, it will be forwarded to our lead director.

Concerns and questions relating to accounting, internal accounting controls, financial policy, risk management or auditing matters are brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. These concerns also may be reported through our anonymous confidential compliance line at 800-850-7247 (in the United States) or +1-678-999-4558 (outside the United States) or to Robert C. Buhrmaster, as our lead director, at 952-887-7268. If requested, we will endeavor to keep information that has been submitted confidential, subject to any need to conduct an effective investigation and take appropriate action.

EXECUTIVE COMPENSATION

Compensation & Human Resources Committee Report

The Compensation & Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with Management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

Compensation & Human Resources Committee:
Christopher A. Twomey (Chair)
Jeffrey M. Ettinger
Katherine J. Harless
Robert H. Nassau
Gregg W. Steinhafel

Compensation Discussion and Analysis

Executive Summary.  This Compensation Discussion and Analysis describes the key principles and approaches used to determine significant elements of compensation awarded to, earned by and paid to each of our named executive officers listed in the “Summary Compensation Table” on page 51. This discussion should be read in conjunction with the accompanying compensation tables and corresponding narrative discussion and footnotes set forth on pages 51 through 69, as it provides information and context to the compensation disclosures included in those compensation tables, narrative discussions and footnotes.

We believe that our compensation program objectives outlined below have resulted in decisions on executive compensation that have appropriately incented the achievement of financial goals that, despite recent challenging economic conditions, have benefited our shareholders and are expected to drive long-term shareholder value. Summarized below are some key highlights of our financial performance for fiscal 2010:

•	Our net sales for fiscal 2010 increased by 11.0% to $1.7 billion compared to fiscal 2009.

•	Our fiscal 2010 net earnings rose approximately 49% to $93.2 million compared to fiscal 2009, and our fiscal diluted net earnings per share increased 61.3% to $2.79 compared to fiscal 2009.

•	We achieved our long-term goal to reduce average net working capital (accounts receivable plus inventory less trade payables) as a percent of net sales “to the teens,” or below 20%, in fiscal 2010. Our average net working capital as a percent of net sales as of the end of fiscal 2010 was 13.9%, which represents an improvement of greater than 50% from when the initiative was announced in early 2007 when we had approximately 30% of sales tied up in working capital.

•	Our one-year broad-based employee initiative “5 in One: Back on Course” was successful as we surpassed our goal of 5% profit after tax as a percentage of net sales for fiscal 2010 by achieving 5.5%.

•	Our stock performance represented a 55.5% total cumulative one-year shareholder return, a 6.5% total cumulative three-year shareholder return and a 65.8% total cumulative five-year shareholder return, assuming the reinvestment of dividends; all well above the total cumulative one-year, three-year and five-year shareholder returns of the S&P 500 Index.

Compensation Program Objectives.  Our guiding compensation philosophy is to maintain an executive compensation program that will allow us to attract, retain, motivate and reward highly qualified and talented executives that will enable us to perform better than our competitors and drive long-term shareholder value. The following core principles provide a framework for our executive compensation program:

•	Link pay to performance. We provide annual and long-term incentive compensation opportunities, which are tied directly to achievement of annual and long-term financial performance goals. Actual levels of incentive compensation and, therefore, total compensation, vary based on the level of achievement of the performance goals annually and over the long-term.

•	Provide competitive total compensation opportunities. We provide market competitive total compensation opportunities, which allow us to attract and retain the necessary executive talent, motivate and reward the accomplishment of annual and long-term financial performance goals, and maintain an appropriate cost structure. Generally, our goal is to target the market 50th percentile for individual elements of compensation and total direct compensation.

•	Align with shareholder interests. To align the interests of our executives with those of our shareholders, we provide long-term incentives through a combination of stock options and three-year performance share awards. We believe that our incentive programs’ focus on financial business results has a direct link to the value of our common stock. We also maintain stock ownership guidelines to encourage significant ownership of our common stock by our executives.

Our compensation policies, practices and programs are designed such that we believe that they do not create risks that are reasonably likely to have a material adverse effect on the Company. Additional detail regarding our risk assessment of our compensation policies, practices and programs is set forth under “Assessment of Risk Related to Compensation Programs” beginning on page 50.

Role of the Compensation & Human Resources Committee, Management and Outside Consultants.  Compensation for our named executive officers generally is determined by the Compensation & Human Resources Committee, which is comprised solely of independent directors who meet at least three times each fiscal year. In making compensation decisions, the Committee considers input from Towers Watson, its independent executive compensation consultant, and our Management, including our Chairman and CEO, Vice President, Human Resources and Business Development and Director, Total Rewards and HR Services.

The Compensation & Human Resources Committee has engaged Towers Watson as its independent executive compensation consultant. In fiscal 2010 Towers Watson attended each Committee meeting. Towers Watson reviews and discusses Management’s executive compensation recommendations and is also engaged by the Committee from time to time to perform other executive compensation consulting services, which in fiscal 2010 included: (i) the design and review of the 2010 Plan, (ii) the review and assessment of our material compensation policies, practices and programs in connection with our risk assessment, (iii) the design and review of our new change in control severance compensation policy, and (iv) the review of supplemental benefit plan practices.

Each year, Towers Watson is also engaged to provide market data for all our executives, including our named executive officers. This market data is derived from the executive database within the Towers Watson Compensation Data Bank, which is a published compensation survey. The data in the compensation survey (there were 809 participating companies in the 2010 survey) is size adjusted, using a regression analysis, for our revenue size. If regression data is not available, data is provided for a sub-set of companies with annual revenue between $1 billion and $3 billion (there were 123 participating companies in the 2010 survey in this revenue range). For executives with divisional responsibilities, the data is size adjusted for specific division revenue. We believe that the market for our executive talent is not limited to the manufacturing industry and, therefore, we do not focus specifically on manufacturing companies within the database, nor do we identify a separate group of peer companies within the manufacturing industry. The market data provided by Towers Watson is in aggregate form for each position in which our executives serves. Individual data for participating companies in the survey is not provided and, therefore, not considered when determining executive compensation in total or for any individual element.

Management’s role is to provide current compensation information to Towers Watson and provide compensation analysis and recommendations to the Compensation & Human Resources Committee and Towers Watson based on the executive’s experience, tenure, corporate and division performance, individual performance and internal pay equity. The Committee considers these factors in making compensation decisions for the named executive officers. Additionally, the Committee considers results of the annual CEO evaluation process in making compensation decisions for our Chairman and CEO. Neither the Chairman and CEO nor the Vice President, Human Resources & Business Development provides input or recommendations with respect to his own compensation.

Elements of Our Executive Compensation Program.  During fiscal 2010, our executive compensation program consisted of the following elements: base salary, annual cash incentives, long-term incentives, retirement and health benefits, and perquisites. The following table provides detail on each element of our executive compensation program and target positioning:

Element	Purpose	Target Positioning

Base Salary	We pay base salaries to:
•   Provide a stable source of fixed income;
•   Recognize the contributions of our executives in their day-to-day responsibilities and achievements;
•   Reflect the scope and complexity of their role; and
	• Reflect current and historical levels of individual performance.	We target the market 50th percentile for base salaries.
Annual Cash Incentives	We provide annual cash incentives to our executives to motivate them to attain annual financial business results through specified performance measures and goals that are part of our annual financial plan. In fiscal 2010, these incentives were provided through The Toro Company Annual Management Incentive Plan II, or AMIP, and beginning in fiscal 2011 these incentives were and thereafter will be provided through the 2010 Plan. We believe that these annual financial business goals are operational drivers of long-term value creation for our shareholders and ensure a direct link between performance and realized pay. In fiscal 2010, annual financial business goals focused on improving revenue growth, profitability and asset efficiency. Specifically, for fiscal 2010, annual financial business goals for corporate participants were based solely on the following performance measures:	We target the market 50th percentile for total cash compensation (sum of base salary and annual cash incentives) when annual cash incentives are paid at target. Actual cash incentive payouts will exceed the market 50th percentile if performance exceeds established annual financial business goals and will be less than the market 50th percentile if actual performance is below established annual financial business goals.
• Corporate revenue growth;
• Fully diluted earnings per share, or EPS; and
• Corporate average net assets turns (12 months average net assets of the Company, excluding long-term debt and excess cash, divided by the cost of goods sold).

Element	Purpose	Target Positioning

Annual Cash Incentives (cont.)	In fiscal 2010, annual financial business goals for division participants were based 50% on the corporate performance measures described above and 50% on the following division performance measures:
• Division revenue growth;
• Controllable profit contribution, or CPC (divisional operating earnings (plus)/less other (income)/expense); and
• Division working capital as a percent of sales.
Long-Term Incentives	We provide long-term incentives in the form of stock options and performance share awards, which are paid out in shares of our common stock. We believe that the use of both stock options and performance share awards helps to:
•   Align the interests of our executives with our shareholders;
•   Encourage focus on long-term Company performance;
•   Promote long-term retention of our executives; and
	• Encourage significant ownership of our common stock.	We target the market 50th percentile for long-term incentives. Actual value realized from our long-term incentive awards may exceed or be less than the market 50th percentile based on actual performance against established financial business goals for performance share awards and stock price.
Stock options are granted annually and vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and are exercisable for a period of ten years following the date of grant. Performance share awards are granted annually and are paid out at the end of a three-year award term based on performance against goals established at the beginning of the award term. For the three-year award term from fiscal 2008 to fiscal 2010, the performance measures included:
• Cumulative net income plus after-tax interest (aggregate of net income plus interest expense net of income tax effect);
• Cumulative corporate revenue; and

•   Cumulative corporate average net assets turns (aggregate of three years of annual corporate average net assets turns).
In fiscal 2010, stock options were provided through The Toro Company 2000 Stock Option Plan and performance share awards were provided through The Toro Company Performance Share Plan, or PSP. Beginning in fiscal 2011, both stock options and performance share awards were and thereafter will be provided through the 2010 Plan.

Element	Purpose	Target Positioning

Retirement and Health Benefits	We provide health and welfare benefits and a defined contribution retirement plan to help provide for the financial health and security of our executives. Our executives participate in the same health and welfare benefit plans in which our U.S.-based office salaried employees participate and do not receive any preferential amounts or benefits under these plans. These plans include:	Our goal is to provide retirement, health and welfare benefits at a reasonable cost consistent with health and welfare benefits provided at other companies with whom we compete for talent.

•   The Toro Company Investment, Savings & Employee Stock Ownership Plan, or IS&ESOP, which is a 401(k) plan with a company match and two other annual company contributions (an investment fund contribution and an ESOP contribution);

• Medical and dental insurance; and
• Life, accidental death and dismemberment, and long-term disability insurance. We also maintain three nonqualified plans for the benefit of our executives and certain other employees:
• The Toro Company Deferred Compensation Plan, which is a plan into which executives can defer base salary and annual cash incentives;
• The Toro Company Deferred Compensation Plan for Officers, which is a plan into which executives can defer their three-year performance share awards; and

•   The Toro Company Supplemental Benefit Plan, which provides benefits for a select group of highly compensated employees in excess of the limits on benefits and contributions imposed by Code Sections 401(a)(17) and 415.
Previously we maintained The Toro Company Retirement Plan for Office and Hourly Employees, a floor offset pension plan that was intended to provide a minimum level of benefits in the event that annual company contributions to the IS&ESOP did not provide such minimum level of benefits. This plan was terminated effective August 31, 2010.

Element	Purpose	Target Positioning

Perquisites	We provide certain perquisites that assist in promoting the financial health and security of our executives and promote the personal use of our products by our executives. We believe these types of perquisites are commonly provided to executives at similarly sized companies and that the use of these perquisites is important to retain our executives. The perquisites we provide include:	Our goal is to provide perquisites that are commonly provided at other similarly sized companies and with whom we compete for talent.
• Company-leased automobile;
• Financial planning;
• Executive physical;
• Company product; and
• Additional vacation.

We do not target a specific mix between fixed (non-performance-based) and variable/incentive (performance-based) compensation, annual and long-term compensation, or cash and equity compensation in determining our executive compensation levels. At the beginning of each fiscal year, the Compensation & Human Resources Committee, Towers Watson and Management evaluate base salaries, annual cash incentives, long-term incentives and total direct compensation (the sum of base salaries, annual cash incentives and long-term incentives) in comparison to the market 50th percentile. To the extent that the mix between fixed and variable/incentive compensation and individual elements of compensation change in the market, the mix may change for any individual named executive officer.

We describe each element of our executive compensation program in more detail in the following pages.

Base Salary

General.  We provide market competitive annual base salaries to our named executive officers in order to recognize their significant responsibilities and achievements in performing their day-to-day duties, reflect their historical and current levels of individual performance, reflect the scope and complexity of the role in which they serve, and provide a stable source of fixed income. Similar to our process for U.S.-based office salaried employees, we review base salaries for our executives, including our named executive officers, on an annual basis. The base salaries for our executives are reviewed at the regular meeting of the Compensation & Human Resources Committee held in November or December of each year. Given the timing of this review by the Committee, we believe it is appropriate for salary increases, if any, for our executives, including our named executive officers, to be effective December 1st.

Discussion and Analysis.  When determining base salaries, the Compensation & Human Resources Committee, Towers Watson and Management evaluate each individual executive’s base salary relative to: the market; historical and current levels of individual performance, as analyzed by reviewing day-to-day responsibilities and fiscal year achievements; scope and complexity of the role in which the executive serves; and internal pay comparisons.

To provide context for recent base salary determinations, including fiscal 2010 determinations, we have provided the below table summarizing the fiscal 2008, fiscal 2009 and fiscal 2010 base salary actions taken with respect to each of our named executive officers. Prior to fiscal 2008, base salary increases were effective as of November 1st rather than December 1st.

	Fiscal 2008	Fiscal 2009	Fiscal 2009	Fiscal 2010
	(11/01/2007)	(12/01/2008)	(02/16/2009)	(12/01/2009)
	Annual Base	Annual Base	Reduced Annual	Annual Base
Name	Salary	Salary	Base Salary	Salary

Mr. Hoffman	$825,110	$825,110	$742,599	$825,110
Mr. Wolfe	$404,400	$404,400	$363,960	$404,400
Mr. Dordell	$270,698	$314,009	$282,608	$336,000
Mr. Ramstad	$313,500	$329,175	$296,258	$336,000
Mr. Brown	$271,828	$271,828	$244,645	$271,828

Due to the economic climate and uncertainty that was unfolding early in fiscal 2009, at its meeting held in December 2008, the Compensation & Human Resources Committee approved a base salary freeze for most executive officers. Only two named executive officers received an increase to base salary effective as of December 1, 2008, Messrs. Dordell and Ramstad. Mr. Dordell received a 16% increase to his base salary on December 1, 2008, to bring his base salary closer to the market 50th percentile and to reward his individual contributions and performance. Following that increase, Mr. Dordell’s base salary was at 88.5% of the market 50th percentile base salary. Mr. Ramstad received a 5% increase to his base salary on December 1, 2008, to recognize his contributions as a vice president with responsibilities for both the human resources and business development functions and to reward his individual contributions and performance.

Later in fiscal 2009, as one of a number of cost savings initiatives implemented by the Company in connection with the then worldwide recessionary economic conditions and the resulting impact on the Company’s business, the Compensation & Human Resources Committee approved a 10% base salary reduction for all officers, including each of our named executive offers. These salary reductions were effective as of February 16, 2009.

With respect to all executives, including our named executive officers, on December 1, 2009, the Compensation & Human Resources Committee approved the reinstatement of base salaries back to December 1, 2008, levels. Additionally, a 7% increase was approved for Mr. Dordell to reflect his individual contributions and performance and to position his base salary closer to the market 50th percentile. A 2.1% increase was approved for Mr. Ramstad to reflect his individual contributions and performance, as well as his responsibility for both the human resources and business development functions.

The table below summarizes fiscal 2010 base salary earnings, as reported in the “Summary Compensation Table” on page 51 in the “Salary” column, and how those base salary earnings compare as a percent above or below the fiscal 2010 market 50th percentile. Fiscal year base salary earnings are different than December 1, 2009, base salaries since the effective date of any base salary increase is one month into the fiscal year.

	Fiscal 2010	Position Against F’10
Name	Base Salary	Market 50th Percentile

Mr. Hoffman	$818,234	2.3% above
Mr. Wolfe	$401,030	1.5% above
Mr. Dordell	$331,551	1.0% below
Mr. Ramstad	$332,688	23.2% above
Mr. Brown	$269,563	0.2% below

Generally our named executive officers are slightly above or slightly below the market, with the exception of Mr. Ramstad. As described previously, market data is provided for each of the positions in which our named executive officers serve. For Mr. Ramstad’s position, market data is provided for the top human resources executive. However, Mr. Ramstad has overall responsibility for both the human resources and business development functions and responsibilities for both functions are considered when determining his compensation levels, including his base salary. As a result, his base salary exceeds the market 50th percentile of a top human resources executive by over 20%. We believe it is important to compare Mr. Ramstad’s compensation to the market and that the top human resources executive position is most closely aligned to his position. However, we also believe it is equally important to consider and recognize Mr. Ramstad’s responsibilities for two unique functions, as well as his individual contributions and performance, in determining his appropriate annual base salary.

Fiscal 2011.  In December 2010, the Compensation & Human Resources Committee evaluated the economic recovery experienced by the Company, as reflected in our fiscal 2010 financial performance, levels of individual performance, scope and complexity of the position held by the named executive officers, and market data on typical executive salary increases. As a result, the Committee approved increases to base salaries, which were effective as of December 1, 2010.

	Fiscal 2011	Fiscal 2011
	(December 1, 2010)	(December 1, 2010)	Position Against F’11
Name	Annual Base Salary	Base Salary Increase	Market 50th Percentile

Mr. Hoffman	$850,000	3.0%	2.4% above
Mr. Wolfe	$425,000	5.1%	1.2% below
Mr. Dordell	$348,000	3.6%	0.6% below
Mr. Ramstad	$348,000	3.6%	18.0% above
Mr. Brown	$280,000	3.0%	1.8% below

The 3% base salary increases for Messrs. Hoffman and Brown reflect typical executive budgeted salary increases and were intended to provide an increase to fixed levels of compensation in light of the fact that base salaries for these individuals had not been increased since November 1, 2007. The increases for Messrs. Wolfe and Dordell bring their base salaries closer to the market 50th percentile. In reviewing base salary for Mr. Ramstad, the Compensation & Human Resources Committee considered all of the information previously described regarding his overall responsibility for both the human resources and business development functions.

Annual Cash Incentives

General.  We provide the opportunity for our executives to earn an annual cash incentive, which is designed to motivate attainment of annual financial business results. Payout of annual cash incentives is based on achievement of certain threshold, target and maximum financial goals established as part of the annual financial plan. At the beginning of each fiscal year, during its regular meeting held in November or December, the Compensation & Human Resources Committee approves a target award expressed as a percentage of base salary for each named executive officer. Additionally, the Committee approves specific performance measures, weightings and goals at both the corporate and division level.

During its regular meeting held in July, the Compensation & Human Resources Committee reviews progress against the corporate and division performance goals along with projected payouts based on progress against those goals. Following the end of the fiscal year, at the Committee meeting held in November or December, Management presents a summary of, and the Committee confirms, actual performance in comparison to the established threshold, target and maximum performance levels for the corporate and division financial performance goals along with a corresponding payout percent (expressed as a percent of target performance).

Target Awards.  Target awards are established and expressed as a percentage of base salary. When determining the target award for each named executive officer, the Compensation & Human Resources Committee reviews the market 50th percentile for target total cash compensation (sum of base salary and target annual cash incentives) for the position in which such named executive officer serves. Our objective is that when our performance against annual performance measures is at target levels of performance, resulting total cash compensation is at the market 50th percentile. In addition to considering the market data, the Committee also considers experience, scope and complexity of the position, as well as individual contributions and performance. In December 2009, the Committee approved fiscal 2010 target awards, expressed as a percent of base salary, for each of our named executive officers that were the same as the target awards previously approved by the Committee for fiscal 2009. Additionally, a maximum award is established for each named executive officer, which is defined as 200% of the target award, and a threshold is established, which is defined as 40% of the target award. Therefore, if maximum levels of performance are achieved for all performance measures, the actual annual cash incentive award cannot exceed 200%. If performance at the threshold levels are met, the actual annual cash incentive award is paid out at 40% of the target award. If the thresholds are not met, there is no payout for that performance measure. Additional detail is provided under “Fiscal 2010 Performance Measures, Weightings and Goals” beginning on page 40. The percentage of base salary paid out for performance at the threshold (40% of target) and maximum (200% of target) levels is also provided. The target, threshold and maximum awards, expressed as a percentage of base salary are provided in the table below.

	Award at Target	Award at Threshold	Award at Maximum
Name	(% of Base Salary)	(% of Base Salary)	(% of Base Salary)

Mr. Hoffman	85%	34%	170%
Mr. Wolfe	65%	26%	130%
Mr. Dordell	50%	20%	100%
Mr. Ramstad	50%	20%	100%
Mr. Brown	50%	20%	100%

We believe that these target awards reflect market competitive annual cash incentive opportunities and that the differentiation of target awards by named executive officers is appropriate given their responsibilities and achievements and, therefore, the target awards were consistent with the target awards for fiscal 2009. The target awards generally result in fiscal 2010 target total cash compensation (sum of fiscal year base salary and target annual cash incentive) being slightly above or below the market 50th percentile as outlined in the table below, with the exception of Mr. Ramstad. As described previously, Mr. Ramstad’s compensation is compared to a top human resources executive and, therefore, the Compensation & Human Resources Committee believes that market data does not reflect his responsibilities for both the human resources and business development functions. When Mr. Ramstad’s compensation is discussed and established between the Committee, Towers Watson and Management, those additional responsibilities are considered. Details regarding actual total cash compensation for fiscal 2010 can be found under “Discussion and Analysis” beginning on page 41.

	Fiscal 2010 Target Total	Position Against F’10
Name	Cash Compensation	Market 50th Percentile

Mr. Hoffman	$1,513,733	2.0% below
Mr. Wolfe	$661,700	4.2% above
Mr. Dordell	$497,327	4.4% below
Mr. Ramstad	$499,032	24.8% above
Mr. Brown	$404,345	1.1% above

Fiscal 2010 Performance Measures, Weightings and Goals.  Each year, the Compensation & Human Resources Committee, together with Towers Watson and Management, discuss performance measures, weightings and goals for the annual cash incentive awards. We believe that in order to motivate our executives to achieve our annual financial plan, it is important to set performance goals that are reflected in that annual financial plan. Key drivers in our annual financial plan generally include, and included for fiscal 2010, improvement in revenue growth, profitability and asset efficiency. We believe that establishing goals in these areas will drive shareholder value and focus our executives on improving annual performance such that the annual financial plan is achieved.

In fiscal 2010, the specific corporate performance measures and weightings, as approved by the Compensation & Human Resources Committee, were consistent with those established in fiscal 2009 and included:

•	20% corporate revenue growth;

•	40% fully diluted EPS; and

•	40% corporate average net assets turns.

Leading up to fiscal 2010, our divisions made significant progress toward our goal of driving working capital as a percentage of net sales “to the teens.” However, continued focus on this working capital initiative remained important for fiscal 2010. Therefore, division working capital as a percent of sales and division controllable profit contribution, or CPC, remained as performance measures for fiscal 2010. While asset efficiency and profitability remained as important corporate objectives for fiscal 2010, we believed it was appropriate to further focus the attention of our executives at the division level on revenue growth. This was discussed with our Compensation & Human Resources Committee and Towers Watson. As a result, the Committee approved division revenue growth as an additional division performance measure for fiscal 2010. The division performance measures and weightings for fiscal 2010, as approved by the Committee, included:

Corporate Measures (50%)	Divisional Measures (50%)

20% corporate revenue growth	40% division revenue growth
40% fully diluted EPS	40% division CPC
40% corporate average net assets turns	20% division working capital as a percent of sales

For fiscal 2010, threshold, target and maximum goals were established for all performance measures at both the corporate and division level. Target levels of performance were established based on our annual financial plan, which takes into account our prior fiscal year financial business results, our competitive situation and the general outlook for our businesses. The EPS threshold, which is set at 80% of plan, must be met for there to be a payout for corporate participants and a corporate portion of a payout for division participants. For division participants to receive a division payout, CPC must be at 80% of plan, or the threshold level of performance. Division participants are still eligible to receive a corporate portion of a payout if CPC is at 60% of plan or greater.

Below are tables summarizing the fiscal 2010 corporate, residential and landscape contractor equipment performance measures, which were the performance measures applicable to our named executive officers and include threshold, target, maximum and actual levels of performance.

Corporate:	Threshold	Target	Maximum
Fiscal 2010 Performance Measures	(40% payout)	(100% payout)	(200% payout)	Actual

Corporate revenue growth	−3.0%	0%—3.5%	6.0%	11.0%
Fully diluted EPS	$1.68	$2.10	$2.52	$2.79
Corporate average net assets turns	2.10276	2.47383	2.84490	3.14072

Residential:	Threshold	Target	Maximum
Fiscal 2010 Performance Measures	(40% payout)	(100% payout)	(200% payout)	Actual

Division revenue growth	−6.0%	−3.0%—0%	4.0%	10.4%
Division CPC (in thousands)	$33,583	$41,979	$50,375	$53,829
Division working capital as a percent of sales	16.2%	14.2%	12.7%	9.2%

Landscape Contractor Equipment:	Threshold	Target	Maximum
Fiscal 2010 Performance Measures	(40% payout)	(100% payout)	(200% payout)	Actual

Division revenue growth	4.0%	7.0%—10.0%	13.0%	9.2%
Division CPC (in thousands)	$8,916	$11,145	$13,374	$9,378
Division working capital as a percent of sales	8.4%	6.4%	5.4%	5.8%

Discussion and Analysis.  As indicated in the table above, actual fiscal 2010 performance for each performance measure at the corporate level far exceeded the maximum levels. Despite this fact, since our awards are capped at 200% of the target award, the corporate payout was 200% of the target award. Division payouts ranged from 0% to 200%.

For fiscal 2010, Messrs. Hoffman, Wolfe, Dordell and Ramstad’s annual cash incentive payouts were based entirely on corporate performance and, therefore, each of these officers received a payout of 200% of the target award, or the maximum level. This translates to payouts of 170% and 130% of base salary for Messrs. Hoffman and Wolfe, respectively, and 100% of base salary for Messrs. Dordell and Ramstad. Payouts for Messrs. Hoffman, Wolfe, Dordell and Ramstad are entirely based on corporate performance because they have no specific divisional responsibilities. In September 2010, several of our vice presidents were given new division responsibilities and, as such, Mr. Brown became the vice president of our international division. Since fiscal 2010 was largely completed, Mr. Brown’s division portion of the annual cash incentive payout was based on his division responsibilities for the majority of the year, which included our residential and landscape contractor equipment divisions. Overall, his annual cash incentive payout was based equally on corporate performance and division performance. For the division portion, Mr. Brown’s annual cash incentive payout was based 80% on performance of the residential division and 20% on performance of the landscape contractor equipment division. This mix generally reflects the difference between the size and profitability of those divisions, as well as how Mr. Brown generally spent his time between those divisions. Those divisions paid out at 200% (maximum) and 93%, respectively. Therefore, Mr. Brown received an annual cash incentive payout that was slightly less than the maximum level of 100% of his base salary. Since the fiscal 2010 annual cash incentive payouts were at or close to maximum levels for each of our named executive officers, the resulting fiscal 2010 actual total cash compensation (sum of fiscal year base salary earnings and annual cash incentive payout) exceeded the market 50th percentile. This is consistent with our philosophy of linking pay to performance in that when financial performance exceeds target, resulting compensation is above the market 50th percentile. Fiscal 2010 actual total cash compensation and its position relative to the market 50th percentile is reflected in the table below.

	Fiscal 2010 Actual Total	Position Against F’10
Name	Cash Compensation	Market 50th Percentile

Mr. Hoffman	$2,209,232	43.0% above
Mr. Wolfe	$922,369	45.3% above
Mr. Dordell	$663,102	27.5% above
Mr. Ramstad	$665,376	66.3% above
Mr. Brown	$524,704	31.2% above

Fiscal 2011.  In discussing the annual financial plan for fiscal 2011, the Compensation & Human Resources Committee, Towers Watson and Management discussed improved revenue and profitability and significant progress toward asset efficiency. It was determined that a stronger focus on both revenue growth and profitability were important for fiscal 2011. Therefore, Management recommended, and the Committee approved, revised weightings for fiscal 2011 emphasizing revenue growth and profitability, as outlined below.

Corporate Participants

•	30% corporate revenue growth;

•	50% fully diluted EPS; and

•	20% corporate average net assets turns.

Division Participants

Corporate Measures (50%)	Divisional Measures (50%)

30% corporate revenue growth	50% division revenue growth
50% fully diluted EPS	40% division CPC
20% corporate average net assets turns	10% division working capital as a percent of sales

For fiscal 2011, the Compensation & Human Resources Committee also established specific adjustment events to corporate annual cash incentive payouts. The impact of acquisitions on the annual cash incentive payouts will be determined based on the size of the acquisition as determined by projected year one revenue. The impact of any acquisition greater than $10 million will be excluded from the payout calculation and the impact of any acquisition less than $10 million will be included in the payout calculation. Additionally, any externally driven changes in accounting principles and standards will be excluded if the cumulative net impact on the payout of all such accounting adjustments impacts the award payout by more than 2%. These adjustments were important to maintain our historical practice of fixed accounting treatment for our annual cash incentives.

Long-Term Incentives

General.  We believe that the use of long-term incentives tied to our common stock, along with our established stock ownership guidelines, help align the interests of our executives with our shareholders. Therefore, we provide the opportunity for our executives to earn market competitive long-term incentives in the form of both stock options and performance share awards that are granted annually. Stock options generally vest ratably over a three-year period and performance share awards are paid following a three-year award term. We generally target the market 50th percentile for long-term incentive awards. Typically, half of the targeted long-term incentive value is delivered in stock options and half is delivered in performance share awards. Market data is the starting data point in determining long-term incentive grants each fiscal year. Actual long-term incentive grants are determined after considering the market data, individual performance, scope and complexity of the role, tenure, and relative internal positioning.

Stock Options.  Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the grant of stock options to our executives. In fiscal 2010, stock options were granted by the Committee under the 2000 Stock Option Plan and in fiscal 2011 stock options were, and thereafter will be, granted by the Committee under the 2010 Plan. If shareholder value is not delivered and our stock price does not increase, the options will not have any value. If we deliver strong shareholder returns, our stock price presumably will increase, thereby increasing the value of the stock options and resulting total compensation.

To determine the number of options to award to our executives, including our named executive officers, we typically start with a total expected value of stock options, which generally represents one-half of the market 50th percentile total long-term incentive value, to be granted to each executive officer. That value is then divided by the expected value of an option to purchase a share of common stock, using a Black-Scholes option pricing method, to determine the number of options to grant. The calculation of the expected value is based on the average closing price of our common stock, as reported on the NYSE, over the last three months of the prior fiscal year. The three-month average allows for smoothing of any volatility that may be associated with a particular date’s stock price

Stock options granted to our executives, including our named executive officers, vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and are exercisable for a period of ten years following the date of grant. We believe that the three-year vesting schedule is common within our industry and at similarly sized companies. Additionally, the three-year vesting schedule is consistent with the three-year award term for our performance share awards. The three-year period for both stock options and performance share awards provides retention value and focuses our executives on attainment of longer term performance. The Compensation & Human Resources Committee periodically reviews option vesting schedules and terms, among other items.

Performance Share Awards.  Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the grant of performance share awards to our executives, including our named executive officers. Performance share awards are paid out in shares of our common stock following completion of a three-year award term.

Our historical process to determine the number of performance share awards to be granted to our named executive officers is to start with a total expected value of performance share awards to be delivered (which typically is one-half of the total long-term incentive value to be awarded). That value is divided by an expected value per share to determine the number of performance share awards to grant at target. The calculation of the expected value is based on the average closing price of our common stock, as reported on the NYSE, over the last three months of the prior fiscal year.

At the beginning of the fiscal year, the Compensation & Human Resources Committee establishes performance measures, weightings and goals for the three-year award term, as well as thresholds and maximums. Similar to the process used for establishing performance goals for annual cash incentive awards, our prior fiscal year financial business results, our competitive situation, our evaluation of market data, as well as the general state of our business, including any anticipated business opportunities, are considered by the Committee when establishing performance goals for the three-year award term. During its regularly scheduled meeting held in July, the Committee reviews progress against the performance goals for performance share awards for all outstanding performance periods. At the end of the three-year award term, at the Committee’s regular meeting in November or December, Management summarizes, and the Committee confirms, performance against the performance goals, and a corresponding payout, which is expressed as a percent of target, is presented. Shares of our common stock are paid out to the named executive officers in December and are contingent on our final earnings release for the recently completed fiscal year. At threshold levels of performance, the payout is 40% of the target award and at maximum levels of performance, the payout is 200% of the target award.

Fiscal 2010 Grants.  Stock options granted in fiscal 2010 to our executives, including our named executive officers, vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and are exercisable for a period of ten years following the date of grant. The number of options awarded to our named executive officers for fiscal 2010 can be found in the “Grants of Plan-Based Awards for Fiscal 2010” table on page 54. The exercise price of the options is the closing price of our common stock, as reported on the NYSE, on the date of grant, which for fiscal 2010 was December 1, 2009. The exercise price for the fiscal 2010 stock options was $40.73.

The number of performance shares at threshold, target and maximum levels of performance for our named executive officers for the fiscal 2010 through fiscal 2012 award term can be found in the “Grants of Plan-Based Awards for Fiscal 2010” table on page 54 in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns. The grant date fair value of those awards can be found in the “Summary Compensation Table” on page 51 in the “Stock Awards” column.

When determining the fiscal 2010 stock option grants and performance share awards for the fiscal 2010 to fiscal 2012 award term, the Compensation & Human Resources Committee, Towers Watson and Management also considered the fiscal 2009 grant levels in terms of the number of shares, the target value of those grants, and market data. Market data continued to be an important reference point for the fiscal 2010 grants. However, with the economic uncertainty and climate, we believed that it was equally important to consider prior year grant levels when determining the fiscal 2010 grants. The fiscal 2010 target long-term incentive value for Mr. Hoffman was significantly less than the fiscal 2009 target long-term incentive value and slightly above market. Fiscal 2010 target long-term incentive values for Messrs. Wolfe, Dordell and Brown were essentially at market levels. The target long-term incentive value for Mr. Ramstad recognizes his responsibilities and accountabilities for both the human resources and business development functions.

Performance Measures for the Award Term Beginning in Fiscal 2010.  For the fiscal 2010 to fiscal 2012 award term, the following performance measures and weightings were established:

•	50% cumulative net income plus after-tax interest;

•	25% cumulative corporate revenue; and

•	25% cumulative corporate average net assets turns.

These measures and weightings are consistent with those established for the fiscal 2008 to fiscal 2010 and fiscal 2009 to fiscal 2011 award terms.

Performance Measures for the Award Term Ending in Fiscal 2010.  The table below outlines the performance measures and weightings, as well as threshold, target, maximum and actual levels of performance, for the fiscal 2008 to fiscal 2010 award term.

Fiscal 2008 to Fiscal 2010	Threshold	Target	Maximum
Performance Measures	(40% Payout)	(100% Payout)	(200% Payout)	Actual

50% cumulative net income plus after-tax interest (in thousands)	$416,883	$521,103	$590,583	$312,634
25% cumulative corporate revenue (in thousands)	$5,858,959	$6,212,787	$6,580,636	$5,092,009
25% cumulative corporate average net assets turns	5.21920	6.14024	7.06128	6.99472

The threshold level of performance must be met for there to be a payout for that performance measure. Since actual results for cumulative net income plus after-tax interest and cumulative corporate revenue were below the threshold level of performance, there was no payout for these two performance measures. Cumulative corporate average net assets turns performance was slightly below maximum. Actual results translated into a payout percent of 48.6% of target. As a result, all eligible participants, including our named executive officers, received 48.6% of the target shares granted for the fiscal 2008 to fiscal 2010 award term. A summary of the performance shares awarded to the named executive officers for the fiscal 2008 to fiscal 2010 award term, and the value realized on vesting for those awards, can be found in the “Option Exercises and Stock Vested for Fiscal 2010” table on page 56 in the “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” columns, respectively.

Discussion and Analysis.  Delivering long-term incentives equally in the form of stock options and performance share awards has been effective in focusing our executives on long-term financial business results and encouraging stock ownership. Annually, the Compensation & Human Resources Committee, Towers Watson and Management review the performance measures and weightings utilized for performance share awards to confirm that such measures and weightings are the most effective measures and weightings for driving longer term results.

We continue to believe that providing two different types of long-term incentives, in the form of both stock options and performance share awards, is important. The long-term performance orientation of both types of awards is consistent with our objectives our compensation objectives of linking pay to performance and aligning with shareholder interests.

Total Direct Compensation.  As described previously, when analyzing compensation, we look at base salary, total cash compensation and total direct compensation in comparison to the market 50th percentile when establishing new base salary levels, target annual cash incentive awards and long-term incentive awards. Actual value realized from long-term incentives is dependent on stock price at the time of exercise for stock option grants and actual payout of performance share awards at the end of the three-year term, which is dependent on actual performance against established performance goals. Therefore, it is difficult to assess actual total direct compensation on an annual basis in comparison to the market since the market data may have changed significantly when actual long-term incentive results are fully realized. We believe it is important to continue to review target total direct compensation when establishing long-term incentive grants for the new fiscal year. The fiscal 2010 base salary, target long-term incentives and target long-term incentives at the time the grant levels were determined are compared to the market 50th percentile in the table below.

	Fiscal 2010 Target Total	Position Against F’10
Name	Direct Compensation	Market 50th Percentile

Mr. Hoffman	$3,312,133	8.2% above
Mr. Wolfe	$1,138,900	5.0% above
Mr. Dordell	$838,727	0.2% below
Mr. Ramstad	$840,432	41.2% above
Mr. Brown	$610,045	0.8% below

Fiscal 2011.  In fiscal 2011, the Compensation & Human Resource Committee modified its grant practice regarding stock options. Previously, stock options for all executives, including the named executive officers, and director-level employees were approved and granted on the date of the Committee meeting held in November or December. As permitted under the 2010 Plan, at their respective December 2010 meetings, the Committee and the Board approved the delegation of authority for the grant of incentive awards to non-executive employees to an Employee Award Committee consisting of the Chairman and CEO. It was determined that annual grants under this delegation of authority would be made to non-officer employees on the second business day following the issuance of the earnings release announcing fiscal 2010 results, with the exercise price of such options being equal to the closing price of our common stock, as reported on the NYSE, on that date of grant. The Committee determined it was appropriate for stock options granted to our executives, including our named executive officers, to be granted on this same schedule. Accordingly, the Committee approved the grant of stock options on the second business day following the issuance of the earnings release announcing fiscal 2010 results and having an exercise price equal to the closing price of our common stock, as reported on the NYSE, on that date of grant.

For fiscal 2011, in addition to approving performance measures, weightings and goals, the Compensation & Human Resources Committee also established specific adjustment events to performance share award payouts. The impact of acquisitions on the performance share award payouts will be determined based on the size of the acquisition as determined by projected year one revenue. The entire impact of any acquisition greater than $50 million is excluded from the payout calculation for the entire award term. All impacts for acquisitions less than $10 million will be included in the payout calculation for the entire award term. For acquisitions between $10 million and $50 million, the impact is excluded from the payout calculation if the transaction closes during the third year of the three-year term. If the transaction closes in the first or second year of the award term, the impact is included from the payout calculation with the exception of any transaction costs incurred. Additionally, any externally driven changes in accounting principles and standards will be excluded from the payout calculation if the cumulative net impact on the payout of all such accounting adjustments impacts the award payout by more than 2%. These adjustments were important to maintain our historical practice of fixed accounting treatment for our performance share awards.

Retirement and Health Benefits

General.  Our executives participate in The Toro Company Investment, Savings & Employee Stock Ownership Plan, or IS&ESOP, the plan in which the majority of our U.S.-based employees participate. This plan includes a standard 401(k) plan with a company match and two other company contributions (an investment savings contribution and an ESOP contribution). The 401(k) portion allows all eligible U.S.-based employees with 90 consecutive days of service to set aside pre-tax dollars to save for retirement. We currently match $0.50 for each employee dollar contribution, up to an employee maximum of 4%. Employees are eligible to receive the company match on the first of the month following one year of service. The company match is made on a per pay period basis. In the 401(k) portion, employees whose compensation exceeded a certain level for the prior calendar year are capped at a certain contribution percent. For the investment savings contribution, we historically contributed 5.5% of an employee’s eligible compensation plus 5.5% above the social security taxable wage base into their account, and for the ESOP contribution we historically contributed 1.5% of eligible compensation into an employee’s account each calendar year. Employees become eligible to receive the investment savings and the ESOP contribution on the first of the month following two years of service. The investments savings and ESOP contribution are made annually, generally during the first calendar quarter following the end of the prior calendar year.

During calendar year 2010, we amended the IS&ESOP so that all company contributions, including the company match, the investment savings and the ESOP fund contribution, are discretionary, with the intent that such contributions be tied to Company performance rather than fixed. The calendar year 2010 company match was $.50 for each employee dollar contribution, up to a maximum of 4%. During calendar year 2010, we announced that the investment savings contribution would be 3.5% at a profit after tax, or PAT, level of 5%, as established in our annual financial plan, and that the actual investment savings contribution could be higher or lower than 3.5% based on actual fiscal 2010 PAT performance. Actual PAT performance was 5.5% and, as a result, we will make a 4.5% investment savings contribution for calendar 2010. The calendar year 2010 ESOP contribution will be 1.5%. We intend to make both the investment savings contribution and the ESOP contribution in March 2011.

Our primary retirement benefits are provided through the IS&ESOP. In addition to the IS&ESOP, we also historically maintained The Toro Company Retirement Plan for Office and Hourly Employees, which was a floor offset pension plan. This plan was intended to provide a minimum level of benefit calculated based on earnings and years of service. Separately, a defined contribution offset was calculated based on our investment savings and ESOP contributions and, if the defined contribution was greater than the minimum benefit, then there was no benefit due under this plan. Over the last five years, we have evaluated this plan as well as the competitiveness of the IS&ESOP. The plan was frozen to new participants in September 2005. Messrs. Ramstad and Dordell are not participants in this plan as they commenced employment after September 2005. The plan was frozen to future accruals on December 31, 2009, and terminated effective as of August 31, 2010. At the time a participant’s employment terminates, we will determine whether or not any benefit is due under the plan. As of December 31, 2010, none of our executives, including our named executive officers, was due a benefit under this plan.

Our executives participate in the same health and welfare benefit plans in which our U.S.-based office salaried employees participate, and receive no special benefits or preferential amounts under such plans. These plans include medical, dental, life, accidental death and dismemberment, and long-term disability.

Nonqualified Deferred Compensation Plans

General.  Our named executive officers are eligible to participate in three nonqualified plans: The Toro Company Deferred Compensation Plan, The Toro Company Deferred Compensation Plan for Officers and The Toro Company Supplemental Benefit Plan.

The Toro Company Deferred Compensation Plan.  This plan allows employees that are at a director-level and above, including our named executive officers, to defer on a pre-tax basis his or her calendar year base salary and/or fiscal year annual cash incentive payout to a date in the future. Participants can defer up to 50% of calendar year base salary and up to 100% of the fiscal year annual cash incentive payout. Deferred amounts go into a participant’s account and the participant may invest such deferred amounts in an array of funds that are generally consistent with funds provided in the IS&ESOP. Deferral elections are made on an annual basis, before the beginning of the new fiscal year. Participants must elect a distribution date that is at least two years later than the date the compensation otherwise would have been received. Participants elect the frequency of payments and the number of payments to receive at the time of distribution. Any payouts distributed prior to retirement are paid out in the form of a lump sum. Participants are always 100% vested in their accounts.

The Toro Company Deferred Compensation Plan for Officers.  This plan allows key employees that receive performance share awards, including our named executive officers, an opportunity to defer receipt of shares of our common stock paid out under such awards to a date in the future. Participants can defer up to 100% of the common stock payout. Each year, before the third fiscal year of the three-year award term begins, executives are given the opportunity to defer the receipt of those shares to some point in the future. Participants must elect a distribution date that is at least two years later than the date the shares would have been received. Participants elect the frequency of payment and the number of payments to receive at the time of distribution. Any payouts distributed prior to retirement are paid out in the form of a lump sum. Participants are always 100% vested in their accounts.

The Toro Company Supplemental Benefit Plan.  This plan is maintained for the purpose of providing to a select group of management or highly compensated employees, including our named executive officers, benefits in excess of the limitations on benefits and contributions imposed by Code Sections 401(a)(17) and 415. Our contributions to this plan are made on a calendar year basis, usually in the first calendar quarter following the end of the prior calendar year. We contribute the investment savings calculation and the ESOP fund calculation above the compensation limit into this plan. Amounts contributed go into a participant’s account and the participant may invest such deferred amounts in an array of funds that are generally consistent with funds provided in the IS&ESOP. Participants elect the funds into which these contributions are allocated, as well as the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

Discussion and Analysis.  For fiscal 2010, Mr. Dordell elected to defer (i) 10% of his base salary earned in calendar year 2009 (November and December 2009) and 15% of his base salary earned in calendar year 2010 (January through October 2010); (ii) 40% of his annual cash incentive payout; and (iii) 100% of his fiscal 2008 to fiscal 2010 performance share award payout. We believe that nonqualified deferred compensation plans are typical in the marketplace and provide a valued retirement vehicle for eligible employees, including our named executive officers. We review our nonqualified plans on a periodic basis.

Perquisites

General.  We provide our named executive officers and other executives with perquisites that assist in promoting their health and financial security. Below is a brief description of the perquisites provided to our named executive officers in fiscal 2010.

Perquisite	Description

Company-leased automobile	We pay all costs associated with leasing, operating, maintaining and insuring a company-leased automobile.
Financial planning	We encourage our executives to receive professional advice regarding their financial and estate planning needs. Therefore, we pay up to a maximum defined amount for our Chairman and CEO and each other named executive officer to cover federal and state tax planning, tax return preparation, financial counseling and estate planning. Every three years, we will pay an additional 50% of the annual allowance. The annual allowance ranges from $4,000 for certain executives to $12,000 for our Chairman and CEO.
Annual executive physical	To help ensure the health of our executives, including our named executive officers, we generally pay up to $1,000 for approved physical exam expenses not covered by the executive’s insurance.
Company product	To enable our executives, including our named executive officers, the opportunity to become more familiar with our products and use those products on a regular basis, we provide certain Company products for his or her personal use at no cost; provided, however, that executives are responsible for applicable taxes attributable to the value of such products and there is an $8,000 lifetime limit on installation and parts for an irrigation system. The value of a product is deemed to be our distributor net price or its equivalent, which is also the price at which products are available to employees for purchase. This value is included on the executive’s IRS Form W-2.
Vacation	We provide our newly hired executives with two additional weeks of vacation, as compared to vacation provided to newly hired U.S.-based office salaried employees. After five years of service, U.S.-based office salaried employees are entitled to an additional week of vacation and the differential between executives and U.S.-based office salaried employees is one week.

The value of the perquisites provided to our named executive officers for fiscal 2010 can be found in the “Summary Compensation Table” on page 51, in the “All Other Compensation” column and related footnote.

Discussion and Analysis.  In recognition of the fact that similar perquisites are provided at other companies with which we compete for executive talent, we provide perquisites to help attract and retain highly qualified and talented executives and to assist in promoting their health and financial security. We believe that the perquisites we provide are an important part of our overall executive compensation program and, in comparison with other companies, are relatively modest.

Stock Ownership Guidelines

We adopted stock ownership guidelines more than 10 years ago to encourage our executives to accumulate and retain our common stock. Our guidelines require that our Chairman and CEO own a dollar value of our common stock equal to at least five times his base salary, and require our other executives, including our other named executive officers, to own a dollar value of our common stock equal to at least two or three times base salary. We recommend that executives reach their guideline in five years. As of October 31, 2010, each of our named executive officers with five or more years of service satisfied these stock ownership guidelines.

Tax Deductibility of Compensation

Our compensation plans, including the AMIP, the 2000 Plan, the PSP, and the 2010 Plan, have been structured with the intention that annual cash incentive award payouts, stock options grants and performance share award payouts made under these plans can be qualified as performance-based compensation, which is tax deductible to us under Code Section 162(m).

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements.  To encourage continuity, stability and retention when considering the potential disruptive impact of a possible, threatened or actual corporate change in control transaction, we have established change in control arrangements to incent our executives to remain with our Company in the event of a change in control or potential change in control. The Compensation & Human Resources Committee recently analyzed and reassessed our change in control arrangements to determine whether they are necessary and appropriate under the Company’s current circumstances and given the circumstances of our individual named executive officers. In so doing, the Committee, with the assistance of Towers Watson and Management, performed a market analysis of our change in control arrangements to determine if the terms of our change in control arrangements were consistent with those of other companies with whom we believe we compete for executive talent. As a result of the analysis, the Committee approved, upon recommendation of Management, a new change in control severance compensation policy that applies to all of our executive officers, including our named executive officers. Adoption of the change in control severance compensation policy on January 18, 2011, effectively terminated our individual change in control employment agreements with our executives, who, in each case, voluntarily terminated such agreements and became subject to the new change in control severance compensation policy. Under the new policy, we made several changes to the triggers and benefits provided under our prior change in control arrangements in order to conform our change in control practices to evolving market best practices, as well as to ensure that the appropriate executives are covered by such policy. Key changes incorporated into our change in control severance compensation policy include:

•	Replacing the modified “single trigger” with a “double trigger” for severance payments;

•	Decreasing the multiple of base salary and annual cash incentive award to be paid as severance from three times to two times for all executives, except for the CEO;

•	Decreasing the amount of the annual cash incentive award to be used in calculating the severance payment from the highest annual cash incentive award over the last three fiscal years to the current target annual cash incentive award;

•	Reducing the payout of any performance share awards from maximum levels of performance to target;

•	Eliminating additional “gross-up” payments;

•	Eliminating the additional three years of retirement plan benefits;

•	Requiring as a condition to receiving the severance benefits the execution of a release by the executive in substantially the form attached to the policy; and

•	Tightening the change in control definition to increase the acquisition of beneficial ownership percentage from 15% to 20%.

More information regarding our new change in control severance compensation policy and our prior change in control employment agreements, including potential payouts under each of such arrangements, is provided under “Potential Payments Upon Termination or Change in Control” beginning on page 58.

We believe that our change in control arrangements are important because they provide our executives with retention incentives and additional monetary motivation to complete a transaction that the Board believes is in the best interests of our Company and our shareholders. We also believe that is in the best interests of our Company and our shareholders to assure that we will have the continued dedication of our executives, notwithstanding the possibility, threat or occurrence of a change in control, and that it is imperative to diminish the inevitable distraction of our executives by virtue of the personal uncertainties and risks, including personal financial risks, created by a pending or threatened change in control of the company.

In addition to our new change in control severance compensation policy, we also have change in control provisions in our equity and incentive plans and related award agreements that are provided to recipients of awards thereunder and apply to our executives, including our named executive officers, as well as other employees. These plans and agreements generally provide for immediate vesting acceleration upon a change in control. More information regarding these provisions is also provided under “Potential Payments Upon Termination or Change in Control” beginning on page 58. Because the immediate vesting of stock options and certain other awards is triggered by the change in control itself, and is not dependent upon a termination of employment within a certain protection period, these acceleration provisions are known as “single trigger” change in control arrangements. We believe our “single trigger” change in control arrangements with respect to equity compensation awards provide important retention incentives during what can often be an uncertain time for employees and provide executives with additional monetary motivation to focus on and complete a transaction that our Board believes is in the best interests of our Company and our shareholders rather than seeking new employment opportunities. If an executive were to leave prior to the completion of the change in control, non-vested options or other awards held by the executive would terminate.

The Compensation & Human Resources Committee intends to continue to review our change in control arrangements periodically to ensure that they remain necessary and appropriate.

Other Post-Termination Severance Arrangements.  The only post-termination severance arrangements that we have with our named executive officers are in connection with a change in control situation as previously described. None of our named executive officers are entitled to any severance or other payments upon their termination of employment without cause or otherwise if such termination is not within three years after a change in control or, in certain instances, before the change in control.

Assessment of Risk Related to Compensation Programs

In fiscal 2010, we performed an assessment of our current compensation policies, practices and programs for all of our employees, focusing in particular on incentive compensation, for the

Compensation & Human Resources Committee to determine whether the risks arising from these policies, practices and programs are reasonably likely to have a material adverse effect on the Company. We determined that these policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on our Company. To conduct this assessment, Towers Watson was engaged to assist Management in reviewing and analyzing each of our material compensation policies, practices and programs. In connection with this assessment, various risk control features were considered, including: key design features of our incentive compensation plans, including use of appropriate incentive maximums or caps (which are 200% of the target award); the mix of corporate and division performance measures and goals emphasizing revenue growth, profitability and asset efficiency; the mix between fixed and variable compensation and annual versus long-term performance; stock ownership guidelines for our executives and non-employee directors; our “clawback” provisions; and our compensation governance structure. As a result of the assessment, we noted that (i) base salaries for all employees are targeted at the market 50th percentile, are not subject to performance risk and, for non-executive employees, constitute the largest part of total compensation; and (ii) incentive or variable compensation awarded to our executives, which constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes performance measures and goals that are drivers of long-term success for our Company and our shareholders. As a result, we determined that our compensation policies, practices and programs and related compensation governance structure work together to minimize exposure to excessive risk while appropriately pursuing growth strategies that emphasize shareholder value creation.

Summary Compensation Table

The following table summarizes compensation for each of the last three fiscal years awarded to, earned by or paid to our Chairman and CEO, Vice President, Finance and CFO and each of the other three most highly compensated executive officers. We collectively refer to the executives listed as our “named executive officers.” The “Compensation Discussion and Analysis” beginning on page 31 provides additional information about compensation paid to our named executive officers.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and	Fiscal	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Michael J. Hoffman,	2010	$818,234	$0	$957,155	$1,055,700	$1,390,998	$277,886	$4,499,973
Chairman of the	2009	$766,665	$0	$844,290	$713,628	$0	$138,194	$2,462,777
Board, President and	2008	$825,110	$0	$1,098,600	$1,057,552	$381,531	$195,214	$3,558,007
Chief Executive Officer
Stephen P. Wolfe,	2010	$401,030	$0	$254,563	$279,450	$521,339	$132,486	$1,588,868
Vice President,	2009	$375,755	$0	$220,374	$187,308	$0	$79,576	$863,013
Finance and Chief	2008	$404,400	$0	$302,115	$293,016	$142,996	$101,705	$1,244,232
Financial Officer
Timothy P. Dordell,	2010	$331,551	$0	$183,285	$198,720	$331,551	$110,702	$1,155,809
Vice President,	2009	$288,157	$0	$160,272	$135,450	$0	$65,426	$649,305
Secretary and General	2008	$270,698	$0	$181,269	$176,820	$73,630	$43,022	$745,439
Counsel(6)
Peter M. Ramstad	2010	$332,688	$0	$183,285	$198,720	$332,688	$105,746	$1,153,127
Vice President, Human	2009	$304,553	$0	$143,100	$120,744	$0	$87,715	$656,112
Resources and	2008	$313,500	$0	$159,297	$151,560	$85,272	$40,880	$750,509
Business Development
William E. Brown, Jr.	2010	$269,563	$0	$112,008	$117,990	$255,141	$79,044	$833,746
Vice President,	2009	$252,573	$0	$77,274	$64,242	$101,029	$63,623	$558,741
International Business(7)

(1)	We did not pay any discretionary bonuses or bonuses that were subjectively determined during the last three fiscal years and therefore amounts are $0 in the “Bonus” column for each of our named executive officers. Annual cash incentive payouts based on performance against pre-established financial performance goals are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amount reported represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of performance share awards granted for the three-year award term in each fiscal year assuming target levels of performance. These amounts are also reported in the “Grants of Plan-Based Awards” table on page 54 in the “Grant Date Fair Value of Stock and Option Awards” column. Provided below is the fiscal 2010 grant date fair value of performance share awards for the fiscal 2010 to fiscal 2012 award term assuming maximum performance for each named executive officer.

Maximum Performance
Name	Grant Date Fair Value

Mr. Hoffman	$1,914,310
Mr. Wolfe	$509,125
Mr. Dordell	$366,570
Mr. Ramstad	$366,570
Mr. Brown	$224,015

(3)	Amount reported represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards made each fiscal year. Summarized in the table below are the specific assumptions used in the valuation of the option awards granted to each of the named executive officers.

	Risk Free	Expected	Expected	Expected	Black-Scholes
Grant Date	Rate	Life	Volatility	Dividend Yield	Value

12/01/2009	2.51%	6.0 years	33.00%	1.52%	$12.42
12/03/2008	2.26%	6.0 years	30.60%	1.81%	$7.74
11/28/2007	3.72%	6.5 years	25.61%	0.92%	$16.84

(4)	Amount reported represents annual cash incentive awards, which were earned for each fiscal year but paid during the following fiscal year or deferred. Annual cash incentive awards are calculated and paid out based on performance against financial performance goals that are established and communicated at the beginning of each fiscal year. Additional detail regarding our annual cash incentives is set forth under “Annual Cash Incentives” beginning on page 38.

(5)	See the “All Other Compensation for Fiscal 2010” table on page 53 for fiscal 2010 details.

(6)	Includes the following amounts deferred by Mr. Dordell under The Toro Company Deferred Compensation Plan: $23,943, representing 10% of his base salary for January through October 2009; $47,155, representing 10% of his base salary for November and December 2009 and 15% of his base salary for January through October 2010; and $132,620, representing 40% of his fiscal 2010 annual cash incentive award payout. Additionally, Mr. Dordell deferred 100% of his performance share award payouts under the Deferred Compensation Plan for Officers for the fiscal 2007 to fiscal 2009 and fiscal 2008 to fiscal 2010 award terms. The fiscal 2007 to fiscal 2009 award term paid out at 34.4% of target and had a value of $42,288 on the payout date. The fiscal 2008 to fiscal 2010 award term paid out at 48.6% of target and had a value of $103,266 on the payout date, which is also reported in the “Value Realized on Vesting” column in the “Option Exercises and Stock Vested for Fiscal 2010” table on page 56 and the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation for Fiscal 2010” table on page 57. The grant date fair value for the fiscal 2007 to fiscal 2009 and fiscal 2008 to fiscal 2010 performance share awards at target (100%) is reflected in the “Stock Awards” column of this “Summary Compensation Table” for fiscal 2009 and fiscal 2010, respectively.

(7)	Mr. Brown was not a named executive officer in fiscal 2008 and, therefore, information on his compensation for that fiscal year is not included.

All Other Compensation for Fiscal 2010

			Investment	Supplemental						Total
	Company	ESOP	Fund	Benefit Plan		Financial	Executive	Company		All Other
Name	Match(1)	Contribution(2)	Contribution(3)	Contribution(4)	Automobile(5)	Planning(6)	Physical(7)	Product(8)	Vacation(9)	Compensation

Mr. Hoffman	$4,900	$3,675	$17,244	$207,184	$23,253	$6,000	$20	$1,329	$14,281	$277,886
Mr. Wolfe	$4,900	$3,675	$17,244	$71,658	$19,669	$8,200	$141	$0	$6,999	$132,486
Mr. Dordell	$4,900	$3,675	$17,244	$44,473	$14,413	$5,600	$1,000	$8,527	$10,870	$110,702
Mr. Ramstad	$4,900	$3,675	$17,244	$44,592	$14,827	$5,000	$261	$3,852	$11,395	$105,746
Mr. Brown	$4,900	$3,675	$17,244	$29,678	$13,767	$1,675	$1,000	$2,400	$4,705	$79,044

(1)	Amount reported represents calendar year 2010 company matching contributions to the IS&ESOP, which were paid throughout calendar year 2010 and include 50% of the first 4% of employee contributions (or 2%) up to the 2010 IRS compensation limit of $245,000.

(2)	Amount reported represents the calendar year 2010 ESOP contribution to the IS&ESOP, which we anticipate will be paid in March 2011, and includes 1.5% of eligible calendar year 2010 earnings up to the 2010 IRS compensation limit of $245,000.

(3)	Amount reported represents the calendar year 2010 investment fund contribution to the IS&ESOP, which we anticipate will be paid in March 2011, and includes 4.5% of eligible calendar year 2010 earnings up to the 2010 IRS compensation limit of $245,000 plus 4.5% of the difference between eligible calendar year 2010 earnings up to the 2010 IRS compensation limit of $245,000 and the 2010 social security limit of $106,800.

(4)	Amount reported represents the calendar year 2010 contribution to the Supplemental Benefit Plan, which we anticipate will be paid in March 2011, and includes eligible calendar year 2010 earnings less the 2010 IRS compensation limit of $245,000 multiplied by 10.5%.

(5)	Amount reported represents the value of company paid annual lease payments for the fiscal year of an automobile plus the amount reported on IRS Form W-2 for calendar year 2010 for gas relating to personal use of the automobile.

(6)	Amount reported represents company paid amounts for financial planning expenses incurred by the named executive officer for fiscal 2010.

(7)	Amount reported represents company paid amounts for executive physical expenses incurred by the named executive officer for fiscal 2010, which were not covered by the named executive officer’s health insurance.

(8)	Amount reported represents the value of the product as described under “Perquisites,” which is also the amount included on the executive’s IRS Form W-2.

(9)	Amount reported represents the value of one additional week of vacation for Messrs. Hoffman, Wolfe and Brown and the value of two additional weeks of vacation for Messrs. Dordell and Ramstad. Amounts are calculated from base salaries in effect on November 1, 2009, the first day of fiscal 2010.

Grants of Plan-Based Awards for Fiscal 2010

The following table summarizes all plan-based awards granted to the named executive officers during fiscal 2010 and includes the potential range of annual cash incentive award payouts for fiscal 2010, the potential range of payouts of performance share awards granted in fiscal 2010 for the fiscal 2010 to fiscal 2012 award term and stock options granted in fiscal 2010. No other plan-based awards were granted to the named executive officers during fiscal 2010. Details on how the awards were determined can be found under “Annual Cash Incentives” beginning on page 38 and “Long-Term Incentives” beginning on page 42.

								All Other
								Option
								Awards:	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Number of	or Base	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Securities	Price of	Fair Value of
		Plan Awards(2)			Plan Awards(3)			Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options(4)	Awards(5)	Option
Name	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	Awards(6)(7)

Michael J. Hoffman
Annual Cash Incentive Award	12/01/2009	$278,200	$695,499	$1,390,998
Performance Share Award	12/01/2009				9,400	23,500	47,000			$957,155
Stock Options	12/01/2009							85,000	$40.73	$1,055,700
Stephen P. Wolfe
Annual Cash Incentive Award	12/01/2009	$104,268	$260,670	$521,339
Performance Share Award	12/01/2009				2,500	6,250	12,500			$254,563
Stock Options	12/01/2009							22,500	$40.73	$279,450
Timothy P. Dordell
Annual Cash Incentive Award	12/01/2009	$66,310	$165,775	$331,551
Performance Share Award	12/01/2009				1,800	4,500	9,000			$183,285
Stock Options	12/01/2009							16,000	$40.73	$198,720
Peter M. Ramstad
Annual Cash Incentive Award	12/01/2009	$66,538	$166,344	$332,688
Performance Share Award	12/01/2009				1,800	4,500	9,000			$183,285
Stock Options	12/01/2009							16,000	$40.73	$198,720
William E. Brown, Jr.
Annual Cash Incentive Award	12/01/2009	$53,913	$134,782	$269,563
Performance Share Award	12/01/2009				1,100	2,750	5,500			$112,008
Stock Options	12/01/2009							9,500	$40.73	$117,990

(1)	The grant date is the same date on which the awards were approved by the Compensation & Human Resources Committee.

(2)	Amount reported represents the range of cash payouts of annual incentive awards for fiscal 2010. Threshold payouts are 40% of target and maximum payouts are 200% of target. Actual payouts for fiscal 2010 are included in the “Summary Compensation Table” on page 51 in the “Non-Equity Incentive Plan Compensation” column. Information regarding the annual incentive awards is set forth under “Annual Cash Incentives” beginning on page 38.

(3)	Amount reported represents the range of performance share award payouts for the fiscal 2010 to fiscal 2012 award term. Threshold payouts are 40% of target and maximum payouts are 200% of target. Information regarding the performance share awards is set forth under “Performance Share Awards” on page 43.

(4)	Amount reported represents stock options granted during fiscal 2010. Options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. Additional information regarding stock options is set forth under “Stock Options” on page 43.

(5)	Amount reported represents the closing price of our common stock, as reported on the NYSE, on the date of grant of $40.73.

(6)	Amount reported represents the grant date fair value of performance share awards at target granted for the fiscal 2010 to fiscal 2012 award term based on the closing price of our common stock, as reported on the NYSE, on the date of grant of $40.73. These amounts are also reported in the “Summary Compensation Table” on page 51 in the “Stock Awards” column.

(7)	Amount reported represents the grant date fair value of $12.42 per share, computed in accordance with FASB ASC Topic 718, of option awards made each fiscal year. The specific assumptions used in the valuation of the options are included in footnote 3 to the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal Year-End for 2010

The following table summarizes all outstanding equity awards granted to the named executive officers that were outstanding at the end of fiscal 2010. The payout value of unearned shares, units or other rights that have not vested represents performance share awards that are outstanding and equals $56.76 per share, the closing price of our common stock, as reported on the NYSE, on October 29, 2010, the last business day of fiscal 2010. The overall value reported for performance share awards outstanding assumes that target levels of performance are met.

	Option Awards				Stock Awards
						Equity
					Equity	Incentive
					Incentive	Plan Awards:
					Plan Awards:	Market or
	Number of	Number of			Number of	Payout Value
	Securities	Securities			Unearned	of Unearned
	Underlying	Underlying			Shares, Units	Shares, Units
	Unexercised	Unexercised	Option		or Other Rights	or Other Rights
	Options	Options	Exercise	Option	That Have Not	That Have Not
	Exercisable	Unexercisable(1)	Price	Expiration	Vested(2)	Vested(3)
Name	(#)	(#)	($)	Date	(#)	($)

Michael J. Hoffman
1993 Stock Option Plan	35,804	0	$16.1375	12/04/2012
2000 Stock Option Plan	39,536	0	$11.8125	12/04/2011
	8,464	0	$11.8125	12/04/2011
	6,196	0	$16.1375	12/04/2012
	12,417	0	$24.1600	12/04/2013
	14,583	0	$24.1600	12/04/2013
	40,000	0	$37.0200	12/02/2014
	57,700	0	$40.1900	11/30/2015
	75,900	0	$44.9000	11/30/2016
	41,867	20,933	$54.9300	11/28/2017
	30,734	61,466	$28.6200	12/03/2018
	0	85,000	$40.7300	12/01/2019
PSP F09-F11					14,750	$837,210
PSP F10-F12					47,000	$2,667,720
Stephen P. Wolfe
2000 Stock Option Plan	8,464	0	$11.8125	12/04/2011
	6,196	0	$16.1375	12/04/2012
	12,417	0	$24.1600	12/04/2013
	16,583	0	$24.1600	12/04/2013
	21,400	0	$37.0200	12/02/2014
	21,000	0	$40.1900	11/30/2015
	21,900	0	$44.9000	11/30/2016
	11,600	5,800	$54.9300	11/28/2017
	8,067	16,133	$28.6200	12/03/2018
	0	22,500	$40.7300	12/01/2019
PSP F09-F11					3,850	$218,526
PSP F10-F12					12,500	$709,500
Timothy P. Dordell
2000 Stock Option Plan	5,670	0	$42.3300	09/19/2016
	9,300	0	$44.9000	11/30/2016
	7,000	3,500	$54.9300	11/28/2017
	5,834	11,666	$28.6200	12/03/2018
	0	16,000	$40.7300	12/01/2019
PSP F09-F11					2,800	$158,928
PSP F10-F12					9,000	$510,840
Peter M. Ramstad
2000 Stock Option Plan	8,000	0	$44.9000	11/30/2016
	8,400	0	$44.9000	11/30/2016
	6,000	3,000	$54.9300	11/28/2017
	5,200	10,400	$28.6200	12/03/2018
	0	16,000	$40.7300	12/01/2019
PSP F09-F11					2,500	$141,900
PSP F10-F12					9,000	$510,840
William E. Brown, Jr.
1993 Stock Option Plan	5,804	0	$16.1375	12/04/2012
2000 Stock Option Plan	8,000	0	$24.1600	12/04/2013
	7,200	0	$37.0200	12/02/2014
	7,700	0	$40.1900	11/30/2015
	8,400	0	$44.9000	11/30/2016
	4,400	2,200	$54.9300	11/28/2017
	2,767	5,533	$28.6200	12/03/2018
	0	9,500	$40.7300	12/01/2019
PSP F09-F11					1,350	$76,626
PSP F10-F12					5,500	$312,180

(1)	Options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. The vesting schedule for options unexercisable as of October 31, 2010, is provided in the table below.

								Expiration
Name	Grant Date	11/28/2010	12/01/2010	12/03/2010	12/01/2011	12/03/2011	12/01/2012	Date

Mr. Hoffman	11/28/2007	20,933						11/28/2017
	12/03/2008			30,733		30,733		12/03/2018
	12/01/2009		28,334		28,333		28,333	12/01/2019
Mr. Wolfe	11/28/2007	5,800						11/28/2017
	12/03/2008			8,066		8,067		12/03/2018
	12/01/2009		7,500		7,500		7,500	12/01/2019
Mr. Dordell	11/28/2007	3,500						11/28/2017
	12/03/2008			5,833		5,833		12/03/2018
	12/01/2009		5,334		5,333		5,333	12/01/2019
Mr. Ramstad	11/28/2007	3,000						11/28/2017
	12/03/2008			5,200		5,200		12/03/2018
	12/01/2009		5,334		5,333		5,333	12/01/2019
Mr. Brown	11/28/2007	2,200						11/28/2017
	12/03/2008			2,766		2,767		12/03/2018
	12/01/2009		3,167		3,166		3,167	12/01/2019

(2)	Amount reported represents the number of performance share awards that are in progress based on actual levels of performance for fiscal 2010 and financial plan levels of performance for fiscal 2011 and fiscal 2012.

(3)	Amount reported represents the value of performance share awards that are in progress based on the closing price of our common stock, as reported on the NYSE, on October 29, 2010, the last business day of fiscal 2010, of $56.76 per share.

Option Exercises and Stock Vested for Fiscal 2010

The following table summarizes all of the stock options exercised during fiscal 2010, as well as the performance share awards that were paid out for the fiscal 2008 to fiscal 2010 award term.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)

Michael J. Hoffman
Stock Options	29,200	$1,268,368
F08-F10 Performance Share Award Payout			9,720	$625,774
Stephen P. Wolfe
Stock Options	1,292	$60,122
F08-F10 Performance Share Award Payout			2,673	$172,088
Timothy P. Dordell
Stock Options	0	$0
F08-F10 Performance Share Award Payout(3)			1,604	$103,266
Peter M. Ramstad
Stock Options	0	$0
F08-F10 Performance Share Award Payout			1,409	$90,711
William E. Brown, Jr.
Stock Options	18,596	$735,045
F08-F10 Performance Share Award Payout			1,021	$65,732

(1)	Amount reported represents market price of our common stock on the exercise date, as reported on the NYSE, less the exercise price, multiplied by the number of shares exercised.

(2)	Amount reported for performance share awards represents the closing price of our common stock, as reported on the NYSE, on December 7, 2010 (the payout date for the fiscal 2008 to fiscal 2010 performance share awards), of $64.38 per share, multiplied by the number of shares acquired.

(3)	Under the Deferred Compensation Plan for Officers, Mr. Dordell deferred 100%, or 1,604 shares, of his fiscal 2008 to fiscal 2010 performance share award payout.

Nonqualified Deferred Compensation for Fiscal 2010

The following table reflects any named executive officer contributions and Company contributions for fiscal 2010. The aggregate balance represents the total balance at October 31, 2010, the last day of fiscal 2010, for the Deferred Compensation Plan, the Deferred Compensation Plan for Officers and the Supplemental Benefit Plan, plus any named executive officer contributions or Company contributions for fiscal 2010 that were paid after October 31, 2010. Information regarding the Deferred Compensation Plan, the Deferred Compensation Plan for Officers and the Supplemental Benefit Plan is set forth under “Nonqualified Deferred Compensation Plans” on page 47.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY(1)	Last FY(2)	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Michael J. Hoffman
Deferred Compensation Plan	$0	$0	$29,219	$0	$252,028
Deferred Compensation Plan for Officers	$0	$0	$961,401	$0	$2,692,859
Supplemental Benefit Plan	$0	$207,144	$131,862	$0	$1,476,842
Stephen P. Wolfe
Deferred Compensation Plan	$0	$0	$80,239	$0	$711,862
Deferred Compensation Plan for Officers	$0	$0	$5,036,126	$0	$14,106,056
Supplemental Benefit Plan	$0	$71,658	$108,930	$0	$1,048,966
Timothy P. Dordell
Deferred Compensation Plan	$179,775 (3)	$0	$6,325	$0	$259,578
Deferred Compensation Plan for Officers	$103,266 (4)	$0	$19,087	$0	$164,642
Supplemental Benefit Plan	$0	$44,473	$244	$0	$49,922
Peter M. Ramstad
Deferred Compensation Plan	$0	$0	$0	$0	$0
Deferred Compensation Plan for Officers	$0	$0	$0	$0	$0
Supplemental Benefit Plan	$0	$44,592	$184	$0	$51,542
William E. Brown, Jr.
Deferred Compensation Plan	$0	$0	$2,104	$0	$15,063
Deferred Compensation Plan for Officers	$0	$0	$0	$0	$0
Supplemental Benefit Plan	$0	$29,678	$31,782	$0	$240,376

(1)	Amount reported represents Company contributions to the Supplemental Benefit Plan for calendar year 2010, which will be paid in first calendar quarter of 2011, and are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 51 and the related footnote for the respective named executive officer for fiscal 2010.

(2)	Aggregate earnings are based on actual rates of return earned during the fiscal year and each named executive officer’s fund allocation. None of these amounts are included in the “Summary Compensation Table.” The funds listed below are generally consistent with those funds provided in the IS&ESOP and do not include any preferential interest. The rates for calendar year 2010 are provided below:

Alger Small Cap Growth Institutional	25.63%
American Funds Growth Fund of America	12.29%
Artisan Mid Cap	31.57%
Eaton Vance Large Cap Value	10.36%
Fidelity Diversified International	9.65%
Fidelity US Treasury Money Market	0.01%
ICM Small Company	22.73%
JPMorgan Mid Cap Value	23.12%
JPMorgan Prime Money Market	0.01%
T. Rowe Price International Discovery	20.47%
Vanguard Institutional Index	15.05%
Vanguard Total Bond Index	6.54%
Toro Common Stock	49.20%

(3)	Amount reported represents Mr. Dordell’s base salary deferral under the Deferred Compensation Plan of $47,155, which represents 10% of his base salary earnings for November and December 2009 and 15% of his base salary earnings from January 2010 through October 2010, and Mr. Dordell’s deferral of his fiscal 2010 annual cash incentive award payout of $132,620, which represents 40% of such payout. These contributions also are included in the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, for Mr. Dordell for fiscal 2010 in the “Summary Compensation Table” on page 51.

(4)	Amount reported represents Mr. Dordell’s deferral under the Deferred Compensation Plan for Officers of $103,266, which represents 100% of his performance share award payout for the fiscal 2008 to fiscal 2010 award term. These contributions also are included in the “Value Realized on Vesting” column of the “Option Exercises and Stock Vested for Fiscal 2010” table on page 56, but are not included in the “Summary Compensation Table.”

Potential Payments Upon Termination or Change in Control

The following discussion describes the payments and benefits to which certain of our executives, including each of our named executive officers, would be entitled under various termination of employment and/or change in control scenarios.

Retirement.  For purposes of our compensation arrangements, in most cases, “retirement” means the termination of employment at or after the age of 55 and with a number of years of service that, when added together with the named executive officer’s age, equals at least 65. Messrs. Hoffman and Wolfe currently meet the retirement criteria. The Board has adopted an age 65 retirement policy for senior executive officers that requires such officers to submit a resignation as of the month-end following his or her 65th birthday. Only in unusual circumstances will the Board act to defer any such resignation.

The terms of our stock option plans, our recently adopted 2010 Plan and related stock option agreements provide that in the event of the retirement of a named executive officer, and for a period of up to four years after his retirement date, the executive may exercise any outstanding stock options that had vested as of his retirement date or will vest during such four-year period (but in no event later than the date the stock options expire). The terms of the PSP, our recently adopted 2010 Plan and related performance share agreements provide that if a named executive officer retires prior to the end of an award term and at least a portion of the award term (but in no event less than one year) has elapsed as of his retirement date, then, following the end of the award term, the Compensation & Human Resources Committee may cause the outstanding performance share awards to be paid to the executive but only if earned and only with respect to the portion of the award term that was completed as of the retirement date. Performance share awards, if any, would be paid in shares of our common stock and proration would be based on full fiscal years of employment. If Mr. Hoffman or Mr. Wolfe had retired on October 31, 2010, the fiscal 2008 to fiscal 2010 award term would have been completed and, accordingly, the Committee could have approved that they would receive as payout for such award term the number of shares of our common stock set forth in the “Option Exercises and Stock Vested for Fiscal 2010” table on page 56. Further, as two-thirds of the fiscal 2009 to fiscal 2011 award term (to be paid in December 2011) would have been completed and one-third of the fiscal 2010 to fiscal 2012 award term (to be paid in December 2012) would have been completed, the Committee could have approved that they would receive as payout for each such award term the number of shares of our common stock set forth in the “Outstanding Equity Awards at Fiscal Year-End for 2010” table on page 55.

The terms of our recently adopted 2010 Plan and related annual cash incentive award agreements provide that in the event of the retirement of a named executive officer prior to the end of the award term, the Compensation & Human Resources Committee may approve a prorated annual cash incentive award to be paid to the executive following the end of the fiscal year but only if earned and only with respect to the portion of the award term that was completed as of the retirement date. Similarly, although not required under the terms of the AMIP, the Committee may approve a similar payout of an outstanding annual cash incentive award. If Mr. Hoffman or Mr. Wolfe had retired on October 31, 2010, the fiscal 2010 annual cash incentive award term would have been completed and, accordingly, the Committee could have approved that they would receive as payout for such award term their entire fiscal 2010 annual cash incentive award, which is set forth in the “Summary Compensation Table” on page 51, in the “Non-Equity Incentive Plan Compensation” column.

The Compensation & Human Resources Committee has adopted a policy regarding perquisites to be provided to officers, including our named executive officers, following retirement. This policy provides that following retirement an officer will continue to receive reimbursement for amounts incurred for: (i) one additional year of financial planning expenses; (ii) one additional executive physical; and (iii) twelve additional months of payments for a company-leased automobile and related insurance, or payments through the end of the lease term, whichever is shorter. Additionally, officers are entitled to receive certain Company products for his or her personal use at no cost for five years following retirement; provided, however, that the officer will be responsible for payment of applicable taxes attributable to the value of such product.

Any deferred compensation and retirement benefits would be payable in accordance with the named executive officer’s prior elections. In the event of the retirement of any of our named executive officers on October 31, 2010, the amounts reflected in the “Nonqualified Deferred Compensation for Fiscal 2010” table on page 57 would be payable to the executive in accordance with the executive’s prior elections.

Death.  Terms of our stock option plans, our recently adopted 2010 Plan and related stock option agreements provide that in the event of the death of any of our named executive officers, all outstanding stock options held by such individual immediately will vest and may be exercised by the individual’s beneficiary for a period of up to one year (but not later than the date the stock options expire). The terms of the PSP, our recently adopted 2010 Plan and related performance share award agreements provide that if a named executive officer dies prior to the end of an award term and at least a portion of the award term (but in no event less than one year) has elapsed as of his date of death, then, following the end of the award term, the Compensation & Human Resources Committee may cause the outstanding performance share awards to be paid to the executive’s beneficiary but only if earned and only with respect to the portion of the award term that was completed as of the date of death. Performance share awards, if any, would be paid in shares of our common stock and proration would be based on full fiscal years of employment. If any of our named executive officers had died on October 31, 2010, the fiscal 2008 to fiscal 2010 award term would have been completed and, accordingly, the Committee could have approved that his beneficiary would receive as payout for such award term the number of shares of our common stock set forth in the “Option Exercises and Stock Vested for Fiscal 2010” table on page 56. Further, as two-thirds of the fiscal 2009 to fiscal 2011 award term (to be paid in December 2011) would have been completed and one-third of the fiscal 2010 to fiscal 2012 award term (to be paid in December 2012) would have been completed, the Committee could have approved that his beneficiary would receive as payout for each such award term the number of shares of our common stock set forth set forth in the “Outstanding Equity Awards at Fiscal Year-End for 2010” table on page 55.

The terms of our recently adopted 2010 Plan and related annual cash incentive award agreements provide that in the event of the death of a named executive officer prior to the end of an award term, the Compensation & Human Resources Committee may approve a prorated annual cash incentive award to be paid to the executive’s beneficiary following the end of the fiscal year but only if earned and only with respect to the portion of the award term that was completed as of the date of his death. Similarly, although not required under the terms of the AMIP, the Committee may approve a similar payout of an outstanding annual cash incentive award. If any of our named executive officers had died on October 31, 2010, the fiscal 2010 annual cash incentive award term would have been completed and, accordingly, the Committee could have approved that his beneficiary would receive as payout for such award term his entire fiscal 2010 annual cash incentive award, which is set forth in the “Summary Compensation Table” on page 51, in the “Non-Equity Incentive Plan Compensation” column.

Upon the death of a named executive officer, payments under our deferred compensation plans and retirement plans would be payable in accordance with the executive’s prior elections. In the event of the death of a named executive officer on October 31, 2010, the amounts reflected in the “Nonqualified Deferred Compensation for Fiscal 2010” table on page 57 would be payable to the named beneficiaries in accordance with the executive’s prior elections.

Under The Toro Company Life Insurance Plan, we provide to all our U.S.-based full-time office salaried employees company-paid life insurance equal to one times annual base salary, rounded to the next higher multiple of $1,000. Optional coverage is available in increments of one to five times annual base salary. The maximum amount of coverage any employee can carry is $1,500,000.

Disability.  The terms of our stock option plans, our recently adopted 2010 Plan and related stock option agreements provide that in the event the employment of any of our named executive officers is terminated due to a disability, all outstanding stock options held by such individual will immediately vest upon termination of employment due to the disability and may be exercised by the executive or his guardian or legal representative for a period of up to one year (but not later than the date the stock options expire). The terms of the PSP, our recently adopted 2010 Plan and related performance share agreements provide that in the event that any of our named executive officers becomes permanently disabled and unable to work prior to the end of an award term and at least a portion of the award term (but in no event less than one year) has elapsed as of his termination date, then, following the end of the award term, the Compensation & Human Resources Committee may cause the outstanding performance share awards to be paid to the executive but only if earned and only with respect to the portion of the award term that was completed as of the termination date. Performance share awards, if any, would be paid in shares of our common stock and proration would be based on full fiscal years of employment. If the employment of any of our named executive officers had terminated due to a disability on October 31, 2010, the fiscal 2008 to fiscal 2010 award term would have been completed and, accordingly, the Committee could have approved that his beneficiary would receive as payout for such award term the number of shares of our common stock set forth in the “Option Exercises and Stock Vested for Fiscal 2010” table on page 56. Further, as two-thirds of the fiscal 2009 to fiscal 2011 award term (to be paid in December 2011) would have been completed and one-third of the fiscal 2010 to fiscal 2012 award term (to be paid in December 2012) would have been completed, the Committee could have approved that his beneficiary would receive as payout for each such award term the number of shares of our common stock set forth in the “Outstanding Equity Awards at Fiscal Year-End for 2010” table on page 55.

The terms of our recently adopted 2010 Plan and related annual cash incentive award agreements provide that in the event that a named executive officer becomes permanently disabled and unable to work prior to the end of the award term, the Compensation & Human Resources Committee may approve a prorated annual cash incentive award to be paid to the executive or the executive’s legal guardian following the end of the fiscal year but only if earned and only with respect to the portion of the award term that was completed as of the termination date. Similarly, although not required under the terms of the AMIP, the Committee may approve a similar payout of an outstanding annual cash incentive award. If any of our named executive officers had become disabled on October 31, 2010, the fiscal 2010 annual cash incentive award term would have been completed and, accordingly, the Committee could have approved that he would receive payout of his entire fiscal 2010 annual cash incentive award paid, which is set forth in the “Summary Compensation Table” on page 51, in the “Non-Equity Incentive Plan Compensation” column. The Committee may also approve the continuation of existing perquisites or additional perquisites.

Upon the termination of a named executive officer’s employment due to disability, any deferred compensation and retirement benefits would be payable in accordance with the executive’s prior elections. In the event of the termination of a named executive officer on October 31, 2010, as a result of the disability of the executive, the amounts reflected in the “Nonqualified Deferred Compensation for Fiscal 2010” table on page 57 would be payable to the executive in accordance with his prior elections.

Under The Toro Company Accidental Death and Dismemberment Plan, or ADD Plan, we provide to all our U.S.-based full-time office salaried employees 24-hour accidental death and dismemberment insurance equal to one times annual base salary rounded to the next higher multiple of $1,000 up to a maximum of $500,000. Optional coverage is available in increments of one to five times annual base salary up to a maximum of $1,000,000.

Under The Toro Company Long-Term Disability Plan, or LTD Plan, all of our U.S.-based office salaried full-time eligible employees, including our named executive officers, are eligible to receive basic long-term disability insurance, which pays 60% of an employee’s month base salary to a benefit maximum of $4,000 per month for the duration of the disability. Optional coverage is also available and provides employees with a benefit of up to 60% of monthly base salary to a benefit maximum of $15,000 per month.

Termination By Toro Without Cause.  Our executives, including our named executive officers, are not party to, or otherwise covered by, any general severance plans or arrangements. Any severance benefits payable to a named executive officer in the event of termination of employment by us without cause would be determined by the Compensation & Human Resources Committee. In the event a named executive officer were to be terminated by us without cause, the Committee would exercise its business judgment in determining whether or not a separation arrangement was appropriate and would determine the terms of any separation arrangement in light of all relevant facts and circumstances, including the executive’s term of employment, past contributions and reasons for termination. Any separation arrangement typically would require the executive to sign a release and continue to comply with confidentiality and non-compete restrictions. Payment of any severance benefits generally would be made in equal installments over regular payroll periods. In the absence of any agreement to the contrary, the terms of our stock option plans, our recently adopted 2010 Plan and related stock option agreements provide that the executive would have a period of up to three months to exercise any of his or her stock options that had vested at the time of termination. All stock options that had not vested at the time of termination would be canceled. The PSP, our recently adopted 2010 Plan and related annual cash incentive and performance share award agreements provide that outstanding annual cash incentive awards and performance share awards would be canceled; provided, however, that if the effective date of any such termination is on or after the end of an award term for an annual cash incentive award, such annual cash incentive award will be paid in accordance with the terms of such award. The AMIP provides that if the effective date of any such termination is prior to the payout date, the annual cash incentive award is canceled. At the discretion of the Committee, the vesting of any outstanding stock options may be accelerated and the exercise period extended (but not later than the date the stock options expire).

In the event of the termination of a named executive officer on October 31, 2010, the amounts reflected in the “Nonqualified Deferred Compensation for Fiscal 2010” table on page 57 would be payable to the executive in accordance with his prior elections.

Voluntary Termination by a Named Executive Officer or Termination by Toro With Cause.  If any of our executives, including our named executive officers, voluntarily terminates his or her employment with us, other than in the case of his or her retirement, or if we terminate an executive’s employment for cause, the terms of our stock option plans, our recently adopted 2010 Plan and related stock option agreements provide that the executive will have a period of up to three months to exercise any of his or her stock options that had vested at the time of termination. All stock options that had not vested at the time of termination would be canceled. The AMIP, PSP, our recently adopted 2010 Plan and related annual cash incentive and performance share award agreements provide that outstanding annual cash incentive awards and performance share awards would be canceled; provided, however, that if the effective date of any such termination is on or after the end of an award term for an annual cash incentive award, such annual cash incentive award will be paid in accordance with the terms of such award. The AMIP provides that if the effective date of any such termination is prior to the payout date, the annual cash incentive award is canceled. In the event of the termination of a named executive officer on October 31, 2010, the amounts reflected in the “Nonqualified Deferred Compensation for Fiscal 2010” table on page 57 would be payable to the executive in accordance with his prior elections.

Change in Control.  As discussed under “Change in Control and Post-Termination Severance Arrangements” beginning on page 49, the Compensation & Human Resources Committee recently analyzed and reassessed our change in control arrangements to determine whether they are necessary and appropriate under the Company’s current circumstances and given the circumstances of our individual named executive officers. Effective January 18, 2011, we terminated the individual change in control employment agreements, which were to become effective upon a change in control, and instead adopted a new change in control severance compensation policy that applies to all of our executive officers, including our named executive officers. We did this primarily to conform our change in control practices to evolving market best practices, as well as to ensure that the appropriate executives are covered by such policy. Key changes incorporated into our change in control severance compensation policy include:

•	Replacing the modified “single trigger” with a “double trigger” for severance payments;

•	Decreasing the multiple of base salary and annual cash incentive award to be paid as severance from three times to two times for all executives, except for the CEO;

•	Decreasing the amount of annual cash incentive award to be used in calculating the severance payment from the highest annual cash incentive award over the last three fiscal years to the current target annual cash incentive award;

•	Reducing the payout of any performance share awards from maximum levels of performance to target;

•	Eliminating additional “gross-up” payments;

•	Eliminating the additional three years of retirement plan benefits;

•	Requiring as a condition to receiving the severance benefits the execution of a release by the executive in substantially the form attached to the policy; and

•	Tightening the change in control definition to increase the acquisition of beneficial ownership percentage from 15% to 20%.

Because the new change in control severance compensation policy was adopted subsequent to our fiscal 2010 year-end of October 31, 2010, we provide in this section a description of both the prior change in control arrangements and the payouts to our named executive officers thereunder assuming a change in control occurred on October 31, 2010, and our new change in control arrangements and the payouts to our named executive officers thereunder assuming a change in control occurred on October 31, 2010. The following table summarizes the difference in terms of the Company’s cost of providing the old change in control benefits and the new change in control benefits:

	Prior Change in			New Change in
	Control Arrangements			Control Arrangements

			Total			Total
		Total	Potential		Total	Potential
	Total	Additional	Payment		Additional	Payment
	Potential	Potential	Upon a	Total Potential	Potential	Upon a
	Payment	Payment	Change in	Payment	Payment	Change in
	Upon a	Upon	Control and	Upon a	Upon	Control and
	Change in	Termination	Termination	Change in	Termination	Termination
Name	Control	Event	Event	Control	Event	Event

Michael J. Hoffman	$12,846,006	$14,226,627	$27,072,633	$6,138,790	$4,660,643	$10,799,433
Stephen P. Wolfe	$2,408,876	$2,929,035	$5,337,911	$1,617,074	$1,408,881	$3,025,955
Timothy P. Dordell	$2,370,395	$3,981,398	$6,351,793	$1,130,386	$1,053,282	$2,183,668
Peter M. Ramstad	$2,351,311	$3,987,643	$6,338,954	$1,127,902	$1,087,170	$2,215,072
William E. Brown, Jr.	$930,694	$2,858,922	$3,789,616	$621,352	$894,378	$1,515,730

Treatment of Equity Awards.  If we experience a change in control, as generally defined below, whether or not there is a qualifying termination of employment:

•	All stock options immediately vest, become exercisable in full and remain exercisable for three years or their remaining term (depending upon the plan under which the options were granted) following the change in control (but not later than the date the stock options expire);

•	All outstanding annual cash incentive awards for award terms in progress at the time of the change in control immediately vest and become immediately payable at maximum; and

•	All outstanding performance share awards for award terms in progress at the time of the change in control immediately vest and become immediately payable at maximum in shares of our common stock.

As previously mentioned, under the terms of the new change in control severance compensation policy, payouts of performance share awards for our named executive officers and other executives covered by that policy are reduced from maximum levels of performance to target levels of performance.

Prior Change in Control Employment Agreements.  If we had experienced a change in control on October 31, 2010, employment agreements that we had with certain of our executives, including each of our named executive officers, at that time automatically would have become effective. These employment agreements had no effect prior to a change in control and did not require us to retain any of our named executive officers or pay any of them any specified level of compensation or benefits.

For purposes of these employment agreements and other change in control arrangements, and subject to some exceptions, a “change in control” was deemed to have occurred if:

•	Another person becomes the beneficial owner of at least 15% of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock;

•	A majority of our Board becomes comprised of persons other than those for whom election proxies have been solicited by our Board;

•	The completion of certain business combinations, including certain mergers, consolidations, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our Company or the resulting company after the business combination; or

•	Our shareholders approve a complete liquidation or dissolution of our Company.

Each employment agreement provided that for three years after a change in control:

•	We must employ the named executive officer and he agrees to remain employed by us;

•	The named executive officer’s position, authority, duties and responsibilities must be substantially the same as immediately before the change in control;

•	The named executive officer’s services must be performed at the location where he was employed immediately before the change in control or within 35 miles from such location;

•	The named executive officer must be paid a monthly base salary equal to the highest monthly base salary paid to him immediately before the change in control, including any amounts deferred by the executive;

•	The named executive officer must be awarded for each fiscal year an annual bonus in cash at least equal to his highest bonus under our annual management incentive plans for the last three full fiscal years before the change in control which, absent any deferrals by the executive, must be paid no later than January 31st of the following fiscal year;

•	The named executive officer must be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs and receive benefits under all welfare benefit plans, practices, policies and programs applicable generally to other peer executives of our Company and provided that they are on at least as favorable terms as before the change in control; and

•	The named executive officer must be entitled to receive prompt reimbursement for expenses, fringe benefits, vacation and an office and support staff on at least as favorable terms as before the change in control.

The employment agreements also required us to provide certain payments and benefits to the named executive officers upon the termination of their employment if the termination occurred during the three-year period after the change in control, before the change in control in anticipation of the change in control, or at the request of a third party who took actions to cause the change in control. The type and amount of payments and benefits to be provided to the named executive officer depended upon whether the executive’s employment was terminated by the Company with or without “cause,” by the executive for or not for “good reason,” by us as a result of the executive’s disability or automatically upon the executive’s death.

If the named executive officer’s employment was terminated by us other than with “cause” or if the executive terminated his employment for “good reason,” the executive was entitled to receive:

•	All salary, annual cash incentive award payments, deferred compensation and vacation pay accrued but unpaid through the date of termination in one lump sum payment within 30 days of the date of termination;

•	A severance payment equal to three times the sum of his then current annual base salary and highest annual cash incentive award (which is the greater of the most recent fiscal year annual cash incentive award paid to the executive or the highest annual cash incentive award paid to the executive during the last three fiscal years) in one lump sum payment within 30 days of the date of termination;

•	A payment equal to the amount he would have received under our retirement plans had the executive remained employed by us for an additional three years in one lump sum payment within 30 days of the date of termination;

•	Continued benefits under our welfare benefit plans for the executive and his family for a period of three additional years;

•	Two years of outplacement services; and

•	An additional payment, or “gross-up,” in the event an excise tax is imposed on payments under the agreement, so that after the payment of all taxes, including income and excise taxes, the executive will be in the same after-tax position as if no excise tax under applicable federal or state tax laws had been imposed.

These benefits would have been paid in addition to any other amounts or benefits required to be paid or provided to the executive under any other plan, program, policy or practice of the Company or agreement between the executive and the Company. For purposes of these agreements, “cause” was defined to include the willful and continued failure of the executive to perform substantially his duties or the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. “Good reason” was defined to include a demotion, reduction in compensation, relocation, excess travel or a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the employment agreement.

If a named executive officer’s employment terminated as a result of his death or disability, the executive was entitled to receive all salary, annual cash incentive award payments and vacation pay accrued but unpaid through his termination date in one lump sum payment within 30 days of the termination date. The executive also was entitled to receive any other amounts or benefits required to be paid or provided to the executive under any other plan, program, policy or practice of the Company or agreement between the executive and the Company. If we terminated the executive’s employment for “cause,” the executive was entitled to receive all salary accrued but unpaid through the date of termination in one lump sum payment within 30 days of the date of termination and any other amounts or benefits required to be paid or provided to the executive under any other plan, program, policy or practice of the Company or agreement between the executive and the Company. In the event of death, disability or termination for cause, any deferred compensation and retirement benefits would have been payable in accordance with the named executive officer’s prior elections. In the event of the death, disability or termination for cause of a named executive officer on October 31, 2010, the amounts reflected in the “Nonqualified Deferred Compensation for Fiscal 2010” table on page 57 would be payable to the executive in accordance with his prior elections.

Potential Payments Prior to Adoption of New Change in Control Severance Compensation Policy.  The following table quantifies the potential payments to each of our named executive officers upon a change in control of our Company without any termination of employment event prior to the adoption of our new change in control severance compensation policy. For purposes of these calculations, we have assumed the change in control event occurred on October 31, 2010.

	Potential Payments Upon A Change in Control
	Without Any Termination Event
		Unvested &
	Unvested &	Accelerated	280G Tax
	Accelerated	Performance	Gross-Up
Name	Stock Options(1)	Share Awards(2)	Payment(3)	Total

Michael J. Hoffman	$3,130,510	$6,016,560	$3,698,936	$12,846,006
Stephen P. Wolfe	$825,272	$1,583,604	$0	$2,408,876
Timothy P. Dordell	$591,166	$1,078,440	$700,789	$2,370,395
Peter M. Ramstad	$554,626	$1,146,552	$650,133	$2,351,311
William E. Brown, Jr.	$312,010	$618,684	$0	$930,694

(1)	This amount represents the value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer and is based on the difference between: (a) $56.76, the market price (closing price of our common stock, as reported on the NYSE) of the shares of our common stock underlying the unvested stock options held by such executive as of October 29, 2010, the last trading day of our fiscal year ended October 31, 2010, and (b) the exercise price of the stock options. The exercise prices for unvested stock options currently held by our named executive officers range from $28.62 to $54.93 per share.

(2)	This amount represents the value of the immediate payout of the maximum number of shares of our common stock that such executive would have been entitled to receive as payout for performance share awards for each of the fiscal 2009 to fiscal 2011 award term and the fiscal 2010 to fiscal 2012 award term. Such value is based on: (a) the number of outstanding performance share awards held by such executive as of October 31, 2010, for each of the fiscal 2009 to fiscal 2011 award term and the fiscal 2010 to fiscal 2012 award term, multiplied by (b) $56.76, the market price (closing price of our common stock, as reported on the NYSE) of our common stock on October 29, 2010, the last trading day of our fiscal year ended October 31, 2010.

(3)	This amount represents the estimated value of the gross-up payment to cover excise taxes under Code Section 4999 for parachute payments under Code Section 280G.

The following table quantifies the potential additional payments to each of our named executive officers under the prior change in control employment agreements if, in anticipation of the change in control, at the request of a third party who took actions to cause the change in control or following a change in control, a named executive officer was terminated by us without “cause” or a named executive officer terminated his employment for “good reason.” For purposes of these calculations, except as otherwise indicated, we have assumed the termination occurred on October 31, 2010.

	Potential Additional Payments in
	Connection With or Following A Change in Control
	With Termination by Toro
	Without Cause or by Executive for Good Reason
		Retirement	Welfare		280G Tax
	Severance	Plan	Plan	Outplacement	Gross-Up
Name	Payment(1)	Benefits(2)	Benefits(3)	Services(4)	Payment(5)	Total

Michael J. Hoffman	$6,648,324	$77,457	$51,282	$30,000	$7,419,564	$14,226,627
Stephen P. Wolfe	$2,777,217	$77,457	$44,361	$30,000	$0	$2,929,035
Timothy P. Dordell	$2,002,653	$77,457	$15,282	$30,000	$1,856,006	$3,981,398
Peter M. Ramstad	$2,006,064	$77,457	$49,170	$30,000	$1,824,952	$3,987,643
William E. Brown, Jr.	$1,580,907	$77,457	$48,894	$30,000	$1,121,664	$2,858,922

(1)	This amount represents three times the sum of the executive’s: (a) then current annual base salary, which equals twelve times the highest monthly base salary paid to the executive during the fiscal year ended October 31, 2010, and (b) the higher of the (i) most recent fiscal year annual cash incentive award paid to the executive, or (ii) the highest annual cash incentive award paid to the executive during the last three fiscal years, in each case, including any amounts deferred by the executive. The annual cash incentive award amount used within the calculation represents the annual cash incentive award amount for fiscal 2010, which was paid out at maximum.

(2)	This amount represents the lump sum value of additional retirement plan benefits equal to: (a) the value of the benefit under the plans assuming the benefit is fully vested and the executive had three additional years of service, less (b) the value of the vested benefit accrued under the retirement plans.

(3)	This amount represents the estimated value of the welfare plan benefits based on our premium levels in effect on October 31, 2010.

(4)	This amount is based on the assumption that we would incur a $30,000 one-time cost for outplacement services to be provided for the two-year period.

(5)	This amount represents the estimated value of the gross-up payment to cover excise taxes under Code Section 4999 for parachute payments under Code Section 280G.

Potential Payments After Adoption of New Change in Control Severance Compensation Policy.  The following table is provided to illustrate the potential payments to each of our named executive officers upon a change in control of our Company after adoption of the new change in control policy without any termination of employment event. For purposes of these calculations, we have assumed the change in control event occurred on October 31, 2010.

	Potential Payments Upon A Change in Control
	Without Any Termination Event
		Unvested &
	Unvested &	Accelerated	280G Tax
	Accelerated	Performance	Gross-Up
Name	Stock Options(1)	Share Awards(2)	Payment(3)	Total

Michael J. Hoffman	$3,130,510	$3,008,280	N/A	$6,138,790
Stephen P. Wolfe	$825,272	$791,802	N/A	$1,617,074
Timothy P. Dordell	$591,166	$539,220	N/A	$1,130,386
Peter M. Ramstad	$554,626	$573,276	N/A	$1,127,902
William E. Brown, Jr.	$312,010	$309,342	N/A	$621,352

(1)	This amount represents the value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer and is based on the difference between: (a) $56.76, the market price (closing price of our common stock, as reported on the NYSE) of the shares of our common stock underlying the unvested stock options held by such executive as of October 29, 2010, the last trading day of our fiscal year ended October 31, 2010, and (b) the exercise price of the stock options. The exercise prices for unvested stock options currently held by our named executive officers range from $28.62 to $54.93 per share.

(2)	This amount represents the value of the immediate payout of the target number of shares of our common stock that such executive would have been entitled to receive as payout for performance share awards for each of the fiscal 2009 to fiscal 2011 award term and the fiscal 2010 to fiscal 2012 award term. Such value is based on: (a) the number of outstanding performance share awards held by such executive as of October 31, 2010 for each of the fiscal 2009 to fiscal 2011 award term and the fiscal 2010 to fiscal 2012 award term, multiplied by (b) $56.76, the market price (closing price of our common stock, as reported on the NYSE) of our common stock on October 29, 2010, the last trading day of our fiscal year ended October 31, 2010.

(3)	All gross-up provisions have been eliminated in the 2010 Plan and the new change in control severance compensation policy and, therefore, are not applicable.

The following table quantifies the potential additional payments to each of our named executive officers after adoption of the new change in control severance compensation policy if, in anticipation of the change in control, at the request of a third party who took actions to cause the change in control or following a change in control, a named executive officer is terminated by us without “just cause” or a named executive officer terminates his employment for “good reason.” For purposes of these calculations, except as otherwise indicated, we have assumed the termination occurred on October 31, 2010, under the terms and provisions of the new policy.

	Potential Additional Payments in Connection
	With or Following A Change in Control With Termination by
	Toro Without Just Cause or by Executive for Good Reason
		Welfare		280G Tax
	Severance	Plan	Outplacement	Gross-Up
Name	Payment(1)	Benefits(2)	Services(3)	Payment(4)	Total

Michael J. Hoffman	$4,579,361	$51,282	$30,000	N/A	$4,660,643
Stephen P. Wolfe	$1,334,520	$44,361	$30,000	N/A	$1,408,881
Timothy P. Dordell	$1,008,000	$15,282	$30,000	N/A	$1,053,282
Peter M. Ramstad	$1,008,000	$49,170	$30,000	N/A	$1,087,170
William E. Brown, Jr.	$815,484	$48,894	$30,000	N/A	$894,378

(1)	This amount represents three times for the Chairman and CEO and two times for each other named executive officer, the sum of the executive’s: (a) then current annual base salary, which equals 12 times the highest monthly base salary paid to the executive during the fiscal year ended October 31, 2010, and (b) then current target annual cash incentive award.

(2)	This amount represents the estimated value of the welfare plan benefits based on our premium levels in effect on October 31, 2010.

(3)	This amount is based on the assumption that we would incur a $30,000 one-time cost for outplacement services to be provided for the two-year period.

(4)	All gross-up provisions have been eliminated from the new change in control severance compensation policy and, therefore, are not applicable.

We have established a trust for the benefit of our named executive officers (and certain other executives and employees) which, in the event of a change in control, must be funded in an amount equal to our accrued liability arising under our change in control arrangements. In addition, under our deferred compensation and retirement plans, upon the occurrence of a change in control, we must transfer cash or property to a trust for the benefit of plan participants in an amount equal to the present value of all accumulated or accrued benefits then payable to or on behalf of plan participants.

“Clawback” Provisions.  Our stock option plans and the related stock option agreements with our named executive officers contain a “clawback” provision which provides that if, within one year after the termination of employment of any of our named executive officers, the executive is employed or retained by or renders services to a competitor, violates any confidentiality or agreement governing the ownership or assignment of intellectual property rights or engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company, we have the right to cancel, rescind or restrict all stock options held by such individual and demand the return of the economic value of any stock option which was realized or obtained by such individual during the period beginning on the date that is 12 months prior to the date of termination to the date of the last exercise. The PSP and the related performance share agreements with our named executive officers contain a similar “clawback” provision applicable to any shares of our common stock that the

Compensation & Human Resources Committee determines will be paid out under performance share awards after the termination of an executive’s employment with us.

In addition, under our recently adopted 2010 Plan and related award agreements, if a participant, including our named executive officers, is determined by the Compensation & Human Resources Committee to have taken any adverse action similar to those actions described above, all rights of such individual under the 2010 Plan and any agreements evidencing an award then held by the individual will terminate and be forfeited and the Committee may require the participant to surrender and return to the Company any shares received, and/or to disgorge any profits or any other economic value made or realized by the individual during the period beginning one year prior to the participant’s termination of employment or other service with the Company or any affiliate or subsidiary, in connection with any awards or any shares issued upon the exercise or vesting of any awards. In addition, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant, including our named executive officers, who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 must reimburse us for the amount of any award received by such individual under the 2010 Plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of our common stock that may be issued under our equity compensation plans as of October 31, 2010.

			Number of Securities
			Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,446,434 (1)	$37.91 (2)	2,759,284 (3)
Equity compensation plans not approved by security holders	0	N/A	N/A

Total	2,446,434	$37.91 (2)	2,759,284

(1)	Amount includes as of October 31, 2010: 58,412 outstanding stock options under The Toro Company 1993 Stock Option Plan, or 1993 Plan, 1,864,689 outstanding stock options under The Toro Company 2000 Stock Option Plan, or 2000 Plan, 170,133 outstanding stock options under The Toro Company 2000 Directors Stock Plan, or 2000 Directors Plan, and 353,200 outstanding performance share awards under The Toro Company Performance Share Plan, or PSP. The actual number of shares that will be issued under the performance share awards is subject to reduction, depending on achievement of performance goals.

(2)	Performance share awards and deferred common stock units do not have exercise prices and therefore have been excluded from the weighted-average exercise price calculation in column (b).

(3)	Amount represents shares that remained available at October 31, 2010, for future issuance upon awards that may be granted under The Toro Company 2010 Equity and Incentive Plan, or 2010 Plan, which includes 2,750,000 shares approved by our shareholders at the annual meeting of shareholders held on March 16, 2010, less 2,475 shares of restricted stock granted under the

2010 Plan in fiscal 2010, plus 11,759 award shares outstanding under the 1993 Plan, the 2000 Plan, the 2000 Directors Plan and the PSP since the date of shareholder approval of the 2010 Plan that were forfeited, expired or otherwise terminated. In connection with the approval of the 2010 Plan by our shareholders on March 16, 2010, any shares of our common stock available under the 1993 Plan, the 2000 Plan, the 2000 Directors Plan and the PSP, respectively, and not subject to awards outstanding under such plans as of such date became no longer available for issuance under such plans or the 2010 Plan.

PROPOSAL TWO—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit Committee again has selected KPMG LLP to serve as our independent registered public accounting firm, or external auditor, for fiscal 2011. Although it is not required to do so, the Board, as it traditionally has done in the past, is asking our shareholders to ratify the Audit Committee’s selection of KPMG LLP. If our shareholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection. Even if the selection is ratified by our shareholders, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG LLP will be present at the annual meeting to answer appropriate questions. They also will have the opportunity to make a statement if they wish to do so.

Audit, Audit-Related, Tax and Other Fees

The following table presents the aggregate fees billed to us for professional services rendered by KPMG LLP for fiscal 2010 and fiscal 2009 by category, as described in the footnotes to the table. All fees paid to KPMG LLP were pre-approved by the Audit Committee.

	Fiscal 2010	Fiscal 2009

Audit Fees(1)	$1,151,154	$1,214,975
Audit-Related Fees(2)	$40,800	$40,800
Tax Fees(3)	$95,230	$52,500
All Other Fees	$0	$0

(1)	Consist of aggregate fees billed, or expected to be billed, for fiscal 2010 for professional services rendered by KPMG LLP in connection with the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits of certain of our international subsidiaries and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. For fiscal 2010 also consists of fees billed for professional services rendered by KPMG LLP in connection with the rendering of a consent relating to the Registration Statement on Form S-8 filed on March 19, 2010, and for fiscal 2009 also consists of fees billed for professional services rendered by KPMG LLP in connection with the rendering of a consent relating to the Registration Statement on Form S-8 filed on June 5, 2009.

(2)	Consist of aggregate fees billed for KPMG LLP’s services related to audits of employee benefit plans and financial due diligence services related to potential transactions.

(3)	Consist of aggregate fees billed for professional services rendered by KPMG LLP for domestic and international tax compliance services.

Pre-Approval Policies and Procedures

The Audit Committee charter requires that the Audit Committee review and approve in advance the retention of our external auditor for all types of audit and non-audit services to be performed for us by our external auditor and approve the fees for such services, other than de minimus non-audit services allowed by relevant rules and regulations. All of the services provided to us by KPMG LLP for which we paid Audit Fees, Audit-Related Fees and Tax Fees, as shown in the table above, were pre-approved by the Audit Committee in accordance with this pre-approval policy and procedure.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2011.

Audit Committee Report

This report is furnished by the Audit Committee with respect to our financial statements for fiscal 2010. The Committee operates pursuant to a written charter.

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are oversight, counseling and providing direction to our Management in the best long-term interests of Toro and its shareholders. The Audit Committee’s purpose is to oversee our accounting and financial reporting processes and the audits of our annual financial statements.

Our Management is responsible for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on its audit. Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting.

In performing its oversight role, the Audit Committee has reviewed and discussed with Management our audited financial statements for fiscal 2010. Management represented to the Committee that our consolidated financial statements were prepared in accordance with United States generally accepted accounting principles. The Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as in effect for fiscal 2010. The Committee has received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board independence and ethics rule, Rule 3526 (Communication with Audit Committees Concerning Independence), as in effect for fiscal 2010. The Committee has discussed with KPMG LLP its independence and concluded that the independent registered public accounting firm is independent from Toro and its Management.

Based on the review and discussions referred to in the foregoing paragraph, in reliance on the unqualified opinion of KPMG LLP regarding our audited financial statements, and subject to the limitations on the role and responsibilities of the Audit Committee in its Charter, the Audit Committee recommended to the Board that our audited financial statements for fiscal 2010 be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, for filing with the SEC.

Audit Committee:
Janet K. Cooper (Chair)
Gary L. Ellis
Jeffrey M. Ettinger
Katherine J. Harless
Robert H. Nassau
Inge G. Thulin

PROPOSAL THREE—EXECUTIVE COMPENSATION ADVISORY VOTE

As required by Section 14A of the Exchange Act pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Board is providing our shareholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as disclosed pursuant to Regulation S-K, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes set forth on pages 31 through 69.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation programs are generally designed to (i) attract, retain, motivate and reward highly qualified and talented executives, including our named executive officers, that will enable us to perform better than our competitors and drive long-term shareholder value; and (ii) reinforce desired financial business results to our executives, including our named executive officers, and motivate them to make decisions that produce such results. We believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders, with targeted incentive compensation for our named executive officers representing over half of their total target direct compensation. We believe that our executive compensation objectives and core principles have resulted in executive compensation decisions that have appropriately incentivized the achievement of financial goals that, despite recent challenging economic conditions, have benefited our Company and our shareholders and are expected to drive long-term shareholder value over time. For example:

•	Our net sales for fiscal 2010 increased by 11.0% to $1.7 billion compared to fiscal 2009.

•	Our fiscal 2010 net earnings rose approximately 49% to $93.2 million compared to fiscal 2009, and diluted net earnings per share increased 61.3% to $2.79 compared to fiscal 2009.

•	We achieved our long-term goal to reduce average net working capital as a percent of net sales “to the teens,” or below 20%, in fiscal 2010. Our average net working capital as a percent of net sales as of the end of fiscal 2010 was 13.9%, which represents an improvement of greater than 50% from when the initiative was announced in early 2007 when we had approximately 30% of sales tied up in working capital.

•	Our one-year broad-based employee initiative, “5 in One: Back on Course” was successful as we surpassed our goal of 5% profit after tax as a percentage of net sales for fiscal 2010 by achieving 5.5%.

•	Our stock performance represented a 55.5% total cumulative one-year shareholder return, a 6.5% total cumulative three-year shareholder return and a 65.8% total cumulative five-year shareholder return, assuming the reinvestment of dividends; all well above the total cumulative one-year, three-year and five-year shareholder returns of the S&P 500 Index.

Accordingly, the Board recommends that our shareholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes.

Shareholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the advisory vote on executive compensation, or say-on-pay vote.

PROPOSAL FOUR—ADVISORY VOTE ON THE FREQUENCY OF
EXECUTIVE COMPENSATION ADVISORY VOTE

As required under Section 14A of the Exchange Act pursuant to the Dodd-Frank Act, the Board is asking our shareholders to indicate the frequency with which they believe an advisory vote on executive compensation advisory vote, or “say-on-pay” vote, such as that provided for in Proposal Three above should occur. Shareholders may indicate whether they prefer that we hold a “say-on-pay” vote every three years, every two years or every year, or they may abstain from this vote.

The Board, on recommendation of the Compensation & Human Resources Committee, has determined that a say-on-pay vote every three years is the best approach for our Company and our shareholders for a number of reasons, including:

•	It aligns with the three-year performance period for the performance share awards granted to our executives, including our named executive officers, which are designed to incentivize and reward performance over a multi-year period, and will allow shareholders to more appropriately evaluate this and other compensation policies, practices and programs in relation to our performance;

•	It encourages a longer-term view of compensation by our shareholders by allowing them to evaluate three-years of compensation history and business results; and

•	It will provide our Compensation & Human Resources Committee with adequate time to thoughtfully consider the results of say-on-pay votes and other shareholder input and, as necessary, respond to shareholder sentiment and effectively implement any desired changes to our executive compensation policies, practices and programs.

Accordingly, the Board recommends that our shareholders vote for a frequency of every three years when voting on the advisory vote on the frequency of a say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, that the frequency with which they prefer to have a say-on-pay vote is:

•	every three years;

•	every two years;

•	every year; or

•	abstain from voting.

Shareholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is a advisory vote, it is not binding on us and our Compensation & Human Resources Committee and Board may decide that it is in the best interests of our Company and our shareholders to hold a say-on-pay vote more or less frequently than the preference receiving the highest number of votes of our shareholders. Our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering the frequency of future say-on-pay votes.

Board Recommendation

The Board of Directors unanimously recommends a vote for a frequency of every THREE YEARS in the advisory vote on the frequency of an executive compensation advisory vote, or say-on-pay vote.

OTHER INFORMATION

Shareholder Proposals and Director Nominations for the 2012 Annual Meeting

The 2012 Annual Meeting of Shareholders is expected to be held on March 20, 2012. In order for a shareholder proposal to be included in our proxy statement for the 2012 Annual Meeting of Shareholders (i) our Vice President, Secretary and General Counsel must receive such proposal no later than the close of business on October 4, 2011, unless the date of the 2012 Annual Meeting of Shareholders is delayed by more than 30 calendar days; and (ii) such proposal must satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Amended and Restated Bylaws.

Under our Amended and Restated Bylaws, in order for a shareholder to nominate one or more persons for election to the Board at the 2012 Annual Meeting of Shareholders or propose any other business to be brought before the 2012 Annual Meeting of Shareholders, complete and timely notice must be given in writing and in proper form to our Vice President, Secretary and General Counsel not later than December 16, 2011 nor earlier than November 16, 2011. However, if the date of the 2012 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the 2011 Annual Meeting of Shareholders, such notice must be delivered not earlier than the 120th day prior to the date of the rescheduled 2012 Annual Meeting of Shareholders and not later than the close of business on the later of the 90th day prior to the date of the rescheduled 2012 Annual Meeting of Shareholders or the 10th day following the day on which we first make public announcement of the date of the rescheduled 2012 Annual Meeting of Shareholders. Any notice must contain the specific information required by our Amended and Restated Bylaws, including, among other things, information about: any proposed nominee and his or her relationships with the shareholder submitting the nomination; any agreements, arrangements or understandings the shareholder may have with any proposed nominee or other parties relating to the nomination or other proposal; and the interests that the shareholder has related to the Company and its shares, including as a result of, among other things, derivative securities, voting arrangements or short positions. Such information must be updated as of the record date for the 2012 Annual Meeting of Shareholders and as of the date that is 10 business days prior to the date of the 2012 Annual Meeting of Shareholders. This summary information regarding our Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws. A copy of our Amended and Restated Bylaws can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). If a nomination or proposal is not timely and properly made in accordance with the procedures set forth in our Amended and Restated Bylaws, or does not contain the specific information required by our Amended and Restated Bylaws, such nomination or proposal will be defective and will not be brought before the 2012 Annual Meeting of Shareholders. If a nomination or proposal is nonetheless brought before the 2012 Annual Meeting of Shareholders and the Chairman does not exercise the power and duty to declare the nomination or proposal defective, the persons named in the proxy may use their discretionary voting with respect to your nomination or proposal.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report on Form 10-K may have been sent to multiple shareholders at a shared address. Additional copies of this proxy statement and our Annual Report on Form 10-K are available upon request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, by telephone at 888-237-3054, or by email to invest@toro.com. Any shareholder who wants to receive separate copies of our proxy statement or Annual Report on Form 10-K in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record holder. A copy of these documents also may be downloaded and printed from our website at www.thetorocompany.com/proxy.

Annual Report

A copy of Toro’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as filed with the SEC, will be sent to any shareholder, without charge, upon written request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196. You also may obtain our Annual Report on Form 10-K on the Internet at the SEC’s website, www.sec.gov, or on our website at www.thetorocompany.com/proxy. Our Fiscal Year 2010 Annual Report, which contains information about our businesses but is not part of our disclosure deemed to be filed with the SEC, also is available on our website at www.thetorocompany.com/proxy.

Cost and Method of Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our common stock. We will reimburse these third-parties for reasonable out-of-pocket expenses. In addition to solicitation by mail, our non-employee directors, officers and employees may solicit proxies by telephone, electronic transmission and personally. Our non-employee directors, officers and employees will not receive compensation for such services other than regular non-employee director or employee compensation. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, 06902, for an estimated fee of $7,500, plus out of pocket expenses, to assist in distributing proxy materials and soliciting proxies.

Dated: February 1, 2011

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY P. DORDELL
Vice President, Secretary and
General Counsel

THE TORO COMPANY
8111 LYNDALE AVENUE SOUTH
BLOOMINGTON, MN 55420-1196
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 14, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The Toro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 14, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M29416-P05068-Z54560	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE TORO COMPANY		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote
FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees
01) Jeffrey M. Ettinger
02) Katherine J. Harless
03) Inge G. Thulin
04) Michael J. Hoffman

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2011.		☐	☐	☐

3.	Advisory vote on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:
		3 Years	2 Years	1 Year	Abstain
4.	Advisory vote on the frequency of an executive compensation advisory vote.	☐	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE TORO COMPANY
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, March 15, 2011
1:30 p.m. CDT
The Toro Company
8111 Lyndale Ave South
Bloomington, MN 55420
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement for the Annual Meeting of Shareholders on March 15, 2011 and
our 2010 Annual Report are available at www.thetorocompany.com/proxy

M29417-P05068-Z54560

The Toro Company
8111 Lyndale Ave South
Bloomington, MN 55420	Proxy

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on March 15, 2011.
The shares of stock held in this account or in a dividend reinvestment account will be voted as you specify on the reverse side or by telephone or Internet. Shares held in employee benefit plans for which a Proxy is not received will be voted by the trustee in the same proportion as votes actually cast by plan participants.
If no choice is specified, the Proxy will be voted “For” all nominees for Director, “For” Proposals 2 and 3 and “Three Years” for Proposal 4.
By signing, dating and returning this Proxy card, you revoke all prior proxies, including any Proxy previously given by telephone or Internet, and appoint M. J. Hoffman and T. P. Dordell, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Address change/comments:

(If you noted any Address Change and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side